Exhibit __

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SHARE PURCHASE AGREEMENT
between
Bartleby Limited (in the process of changing its name to CAT Capital Bidco Limited)
as “Buyer”
and
PDL BioPharma, Inc.
as “Seller”
dated as of July 30, 2020

CONTENTS

		Page
ARTICLE I. DEFINITIONS		6
Section 1.01	Certain Defined Terms	6
Section 1.02	Definitions	19
Section 1.03	Interpretation and Rules of Construction	21
ARTICLE II. PURCHASE AND SALE		22
Section 2.01	Purchase and Sale of the Shares	22
Section 2.02	Purchase Price	22
Section 2.03	Closing	23
Section 2.04	Closing Deliveries by Seller	23
Section 2.05	Closing Deliveries by Buyer	24
Section 2.06	Purchase Price Calculations and Adjustments	25
Section 2.07	Additional Quarterly Payments	26
Section 2.08	Contingent Payment	27
Section 2.09	[***]	27
Section 2.10	Seller Security Documents	27
Section 2.11	Allocation of Purchase Price	29
Section 2.12	Withholding	30
ARTICLE III. REPRESENTATIONS AND WARRANTIES CONCERNING SELLER		31
Section 3.01	Organization, Authority and Qualification of Seller	31
Section 3.02	Ownership of Shares	31
Section 3.03	No Conflict	31
Section 3.04	Governmental Consents and Approvals	32
Section 3.05	Litigation and Governmental Orders	32
Section 3.06	Brokers	32
ARTICLE IV. REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES		32
Section 4.01	Capitalization	32
Section 4.02	Organization, Authority and Qualification of the Acquired Companies	34
Section 4.03	No Conflict	35
Section 4.04	Governmental Consents and Approvals	35
Section 4.05	Financial Information	35
Section 4.06	Absence of Undisclosed Material Liabilities	36
Section 4.07	Absence of Certain Changes or Events	36
Section 4.08	Compliance with Laws	36
Section 4.09	Litigation and Governmental Orders	37
Section 4.10	Permits.	8
Section 4.11	Intellectual Property	38
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Annex B-1	Deemed Specified Transaction
Annex B-2	Potential Specified Transactions

SCHEDULES
Schedule A	Acquired Companies Products
Schedule B	Outstanding Closing Novartis Balance
Schedule C	Intercompany Recapitalization

EXHIBITS
Exhibit A	Limited Guarantee
Exhibit B	Novartis Letter
Exhibit C	Form of Resignation Letter
Exhibit D	Intercreditor Agreement
Exhibit E	Senior Facilities Agreement
Exhibit F	Equity Commitment Letter
Exhibit G	NDA Assignment Agreement

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of July 30, 2020, by and between Bartleby Limited (in the process of changing its name to CAT Capital Bidco Limited), a private limited company incorporated in Ireland with registered number 670323 whose registered office is at 1st Floor, 118 Baggot Street Lower, Saint Peter’s, Dublin, Ireland (“Buyer”) and PDL BioPharma, Inc., a Delaware corporation (“Seller”). All capitalized terms used but not defined herein shall have the meanings specified in Article I.

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding share capital of Noden Pharma Designated Activity Company, an Irish designated activity company limited by shares (“Noden DAC”) on a fully diluted basis, and the capital stock of Noden Pharma USA, Inc., a Delaware corporation (“Noden USA” and, together with Noden DAC and Noden Schweiz, the “Acquired Companies” and each, individually, an “Acquired Company”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to one hundred percent (100%) of the issued and to be issued share capital and capital stock of Noden DAC and Noden USA on a fully diluted basis (the “Shares”);

WHEREAS, all Management Options (as defined herein) that were outstanding and unexercised were cancelled and extinguished as of July 8, 2020;

WHEREAS, immediately prior to the Closing, Seller shall recapitalize its $66.1 million note payable from Noden DAC in exchange for 661,000,000 newly issued ordinary shares, nominal value $0.10 per share, of Noden DAC on the terms set forth in Schedule C (the “Intercompany Recapitalization”);

WHEREAS, concurrently with this Agreement and as a material inducement for Buyer and Seller to enter into this Agreement, the Novartis Letter has been executed, to be effective as of the Closing;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, (a) Buyer has delivered to Seller the guarantee (the “Limited Guarantee ”) executed by the Investor, dated as of the date hereof and (b) Buyer and the Investor have executed and delivered the Equity Commitment Letter, dated as of the date hereof;

WHEREAS, the board of directors of each of Noden DAC and Noden USA has unanimously (i) declared that the transactions contemplated by this Agreement and the applicable Ancillary Agreements are fair, advisable and in the best interests of the applicable Acquired Company, and (ii) approved this Agreement and the applicable Ancillary Agreements and the transactions contemplated hereby and thereby, in each case, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS
Section 1.01 Certain Defined Terms.

For purposes of this Agreement:

“Acquired Companies Intellectual Property” means all Intellectual Property owned by the Acquired Companies.

“Acquired Companies IP Agreements” means all (a) licenses of Intellectual Property to the Acquired Companies from any third party, and (b) licenses of Intellectual Property by the Acquired Companies to third parties.

“Acquired Companies Products” means any molecule or other biologic related to the diagnosis, prevention or treatment of hypertension that is being developed or otherwise commercialized by or on behalf of the Acquired Companies as of the date hereof or as of the Closing Date, including as set forth on Schedule A.

“Action” means any Claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Alternative Proposal” means any bona fide proposal or offer made by any Person in a transaction or series of transactions for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, disposition or similar transaction involving directly or indirectly the Acquired Companies, the Acquired

Companies Products or the Business; (ii) the acquisition, directly or indirectly, by any Person of all or substantially all of the Assets outside the Ordinary Course of Business; or (iii) the acquisition by any Person of any Shares.

“Ancillary Agreements” means the Novartis Letter, the Equity Commitment Letter, the Limited Guarantee, the Senior Facilities Agreement, the Seller Security Documents, the Intercreditor Agreement and each other agreement, certificate and document required to be delivered by any of the parties pursuant to the terms of this Agreement.

“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” means the assets and properties of the Acquired Companies.

“Binding Agreement” means a definitive agreement duly executed and delivered by all the parties thereto, creating legal, valid and binding obligations on each of the parties thereto (and not any letter of intent, memorandum of understanding or similar documentation with no or limited binding provisions).

“Business” means the business operations of the Acquired Companies as of the date hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Los Angeles, California, London, England or Dublin, Ireland.

“Cash and Cash Equivalents” means (a) the aggregate unrestricted cash on hand or at a bank or other financial institution and all other cash equivalents that are immediately convertible to cash as at the Reference Time without deduction or penalty less (b) the aggregate amount of outstanding checks, drafts, and ACH transactions for which any of the Acquired Companies is liable that have not yet cleared as of the determination date.

“Change of Control” means a transaction or a series of transactions pursuant to which Buyer, directly or indirectly, sells or otherwise transfers, whether by merger or the acquisition of equity interests or assets or a similar transaction, the majority of the Shares or all or substantially all of the Assets or the Business to a Person that is not an Affiliate of Buyer (for the avoidance of doubt, an acquisition or buy-out led by the management of the Acquired Companies shall be considered a “similar transaction” so long as it otherwise would constitute a “Change of Control”).

“Claim” means any claim, counterclaims, cross-claims, demand, proceeding, cause of action (in law or in equity), suits, debts, Liens, agreements, promises, Liabilities of any nature whatsoever (including but not limited to, direct, indirect, consequential, exemplary, special or punitive), whether known or unknown, suspected or unsuspected, fixed or contingent, and whether founded in tort, contract, statute, common law, administrative regulation, or any duties arising thereunder or otherwise (including contribution).

“Closing Cash” means the Cash and Cash Equivalents of the Acquired Companies as of the Reference Time.

“Closing Cash Excess” means the amount, if any, by which the Minimum Closing Cash is less than the Closing Cash.

“Closing Cash Shortage” means the amount, if any, by which the Minimum Closing Cash is greater than the Closing Cash.

“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of the Reference Time.

“Closing Net Working Capital” means the Net Working Capital as of the Reference Time.

“Closing Net Working Capital Overage” means the amount, if any, by which the Closing Net Working Capital is greater than the Target Net Working Capital.

“Closing Net Working Capital Shortage” means the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act 2014 of Ireland and all orders, statutory instruments and regulations made thereunder and intended to be construed as one with the Companies Act 2014 of Ireland.

“Confidential Investor Memorandum” means Project Nugget – Confidential Investor Memorandum, dated March 2020.

“Contract” means any legally binding agreement, contract, license, statements of work, work orders, purchase orders, obligation, undertaking or instrument (whether written or oral), including all amendments thereto.

“Debt Financing Documents” means the agreements, documents and certificates expressly contemplated by the Debt Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, lien searches, and resolutions contemplated by the Senior Facilities Agreement or requested by the Buyer or its financing sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by Buyer or its financing sources.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disclosure Schedule” means the disclosure schedule delivered with and attached hereto.

“EBITDA” means net income before interest expense, taxes based on income and profits, depreciation and amortization for the applicable period, each as determined in accordance with GAAP, as in effect at the time of determination.

“Environmental Claim” means any Action, order, demand or notice by any Governmental Authority or any other Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Seller or any of the Acquired Companies, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental, Health and Safety Laws.

“Environmental, Health and Safety Laws” means any Law, Contract or Governmental Order relating to (a) pollution or the protection of the environment, (b) human health and safety, or (c) employee health and safety, including any of the foregoing relating to the presence or Releases or threatened Releases of Materials of Environmental Concern into ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources or otherwise relating to the manufacture, generation, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, or recordkeeping, notification, disclosure, or reporting requirements regarding Materials of Environmental Concern, or to the preservation of the environment or mitigation of adverse effects on or to human health or the environment.

“Family” means, with respect to any individual, (i) the individual, (ii) her or his spouse, (iii) any other natural person who is related to her or him or her or his spouse through blood or marriage, and (iv) any other natural person who resides with her or him.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in Part 1 of Schedule 2 of the Senior Facilities Agreement, and (b) with respect to the Equity Financing, the conditions precedent to Buyer’s obligations set forth in the Equity Commitment Letter.

“Financing Failure Event” means any of the following (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, (b) for any reason, all or any portion of the Financing becoming unavailable, (c) a breach or repudiation or threatened or anticipated breach or repudiation by any party to the Commitment Letters, (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur, or (e) any party to a Commitment Letter or any Affiliate or agent of such Person shall allege that any of the events set forth in clauses (a) through (c) has occurred.

“FRS102” means the generally accepted accounting principles in Ireland including the standards issued by the Financial Reporting Council in the United Kingdom and the Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”.

“GAAP” means the generally accepted accounting principles in the United States, including standards and interpretation issued or adopted by the Financial Accounting Standards Board, as in effect as of the Reference Time (except as otherwise expressly provided herein).

“Government Official” means any officer, director or employee of any Governmental Authority or immediate relative of any of the foregoing including any government officer or employee, any officer or employees of any government-controlled entity, any employee of a government-owned or -controlled (in whole or in part) business, any Person acting in an official capacity for or on behalf of any Governmental Authority.

“Governmental Authority” means any federal, state, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Healthcare Laws” means the Federal Food, Drug, and Cosmetic Act, as amended, at 21 U.S.C. §§ 301 et seq. and its implementing regulations and guidances, the Public Health Service Act (42 U.S.C. § 201 et seq.), Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), all regulations or guidance promulgated pursuant to such Laws, all Laws and Governmental Orders administered by the FDA and similar Governmental Authorities outside the United States, and any other foreign, federal, or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing of pharmaceuticals or biologics, or that is related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services (but excluding any Environmental, Health and Safety Laws).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money including borrowings from any bank, financial institution or other entity (including, for the avoidance of doubt, Seller and its Affiliates, including for the avoidance of doubt the Noden USA Payable); (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables and accrued liabilities entered into in the Ordinary Course of Business to the extent included in Net Working Capital); (c) all reimbursement or payment obligations with respect to surety instruments; (d) all obligations evidenced by notes, loan stock, bonds, debentures, commercial paper or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all capitalized lease obligations; (g) an amount equal to all accrued but unpaid Tax liabilities (other than deferred Tax liabilities, pre-paid VAT and normal course operating tax assets) of the Acquired Companies and their subsidiaries attributable to any taxable period (or portion thereof) ending on or before the Closing Date; (h) any liabilities related to the cancelling and/or vesting of Management Options (including any compensation outstanding to employees in relation to their cancellation or vesting) as at the Reference Time; (i) any amounts incurred in relation to redundancy payments made in Ireland (but specifically excluding any amounts arising out of Buyer’s actions after Closing); (j) any severance payment obligations triggered by events occurring prior to the Closing but not yet paid (whether or not due and payable as of the Closing); (k) any unfunded or underfunded Liabilities pursuant to any pension or non-qualified deferred compensation plan or arrangement (including the Pension Scheme) and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date; all guaranty obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above; and (n) all accrued but unpaid interest and other charges, including prepayment fees or penalties, premiums, breakage costs, hedge termination costs or any other charges or costs relating to the discharge of any of the items referred to in clauses (a) through (m) above. For the avoidance of doubt, the Outstanding Closing Novartis Balance shall not be considered Indebtedness.

“Intellectual Property” means all United States and foreign (a) patents and patent applications, including supplementary protection certificates and similar rights; (b) trademarks, service marks, trade names, and trade dress, together with the goodwill of the business associated exclusively therewith (whether registered or unregistered), (c) internet domain names, (d) copyrights, including copyrights in computer software or arising from works made for hire, works of authorship, moral rights, compilations, databases, data collections or other collections of information, and (e) confidential information, trade secrets, know-how and data.

“Inventory” means all raw materials, works in process, byproducts, finished goods and production, packaging and other materials and supplies related to the Business, including any such items consigned to others.

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“Law” means any federal, state, local, foreign, provincial or similar statute, law, ordinance, directive, regulation, rule, code, requirement or rule of law (including common law).

“Leased Real Property” means any real property leased, subleased or occupied under any occupancy agreement by the Acquired Companies as lessor, lessee or occupant.

“Liability” means any and all liabilities and obligations of any kind or nature, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Liens” means all liens, mortgages, easements, charges, restrictions, claims, security interests, pledges, options or other encumbrances of any nature.

“Loss” means any loss, damage, Claim, cost and expense, interest, award, judgment, fine or penalty (including reasonable attorneys’ fees and expenses) actually suffered or incurred, except for punitive damages unless paid to a third party.

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“Management Options” means all options, whether vested or unvested, to acquire or subscribe for ordinary shares of Noden DAC granted or awarded to any Person (whether a current or former employee, consultant, director or otherwise) pursuant to the Share Incentive Plan.

“Material Adverse Effect” means any event, circumstance, change or effect that has, or is reasonably expected to have, a material adverse effect on (i) the ability of Seller and the Acquired Companies to consummate the transactions contemplated hereby, or (ii) the Business, Assets, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industry or markets in which the Acquired Companies operate (including legal and regulatory changes), (b) any change in national or international political, economic or social conditions or the securities markets, including events, circumstances, changes or effects caused by any outbreak or escalation of war, act of foreign enemies, hostilities, terrorist activities, global health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)) or acts of nature, (c) any failure by the Acquired Companies to meet any estimates or expectations of the Acquired Companies’ revenue, earnings or other financial performance or results of operations for any period or any failure by the Acquired Companies to meet any internal budgets, projections, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of such decline, change or failure may be taken into account when determining whether a “Material Adverse Effect” has occurred or would be reasonably likely to occur), (d) changes or effects arising from or related to the announcement of this Agreement and the identity of Buyer, (e) any changes in Laws or accounting requirements or principles or the interpretations thereof, and (f) the performance of the Acquired Companies of expressly required obligations of this Agreement, or (y) any written request by Buyer except, in the cases of clauses (a), (b), (c) and (e), to the extent the effects of such change, effect, circumstance or event are disproportionately adverse to the business, assets, operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole, as compared to other companies in the industry in which the Acquired Companies operate.

“Material Amendment” means any amendment, change or modification to the Novartis Supply Agreement other than as expressly contemplated in the Novartis Letter.

“Material Interest” means direct or indirect ownership of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person, equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person or, if a Person is a trust, beneficial interests in such Person.

“Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33), any toxic substance, petroleum and petroleum products, by-products, derivatives or wastes, pesticide, herbicide, fungicide, biocide, insecticide, oil, asbestos or asbestos-containing materials or products, polychlorinated biphenyls (PCBs) or materials containing same, polyfluoroalkyl substances, lead or lead-based paints or materials, radon, fungus, mold or hazardous material or any other waste, material, chemical or substance regulated, or for which standards of conduct or liability may be imposed, under any Environmental, Health and Safety Laws due to its hazardous, radioactive, noxious, toxic or harmful properties or characteristics.

“Minimum Closing Cash” means $19,300,000.

“NDA Assignment Agreement” means the assignment agreement, in the form attached hereto as Exhibit G.

“Net Working Capital” as of the Reference Date means, without duplication, (a) the combined current Assets of the Acquired Companies excluding Inventory, deferred cost Inventory,

advances under any employee scheme, Cash and Cash Equivalents (provided, that the full amount of the Closing Cash Excess shall be counted as an Asset), minus (b) the combined current Liabilities or appropriate trading Liabilities (to the extent not included in current Liabilities or in Indebtedness) of the Acquired Companies. For the avoidance of doubt, Net Working Capital (i) shall include (x) all bonus accruals for employees for the year ended 31 December 2020 as a current Liability, which shall be calculated on a pro-rata basis assuming that the maximum performance targets for the year have been met, together with any other transaction related one-off payments or accruals (including any associated Taxes and associated social security costs), (y) (1) [***] and (2) the pre-paid VAT paid by the Acquired Companies, as of the Closing Date as a current Asset, and (z) [***] and (ii) shall exclude (w) any current or non-current, deferred or non-deferred Tax Assets (other than as provided in preceding clause (i)(y) of this definition of “Net Working Capital”) or Liabilities, including pre-paid federal or state Taxes; (x) the Outstanding Closing Novartis Balance, including any inventory of the Acquired Companies from Novartis or accounts payable relating to Novartis; (y) Contract assets, and (z) [***].

“Noden USA Payable” means that certain intercompany payable owed by Noden USA to Seller in the amount of $3,505,718.00.

“Non-Recourse Parties” means, with respect to any Person, such Person’s past, current or future Related Persons, equityholders, agents, employees, incorporators, advisors, representatives, successors and assigns.

“Novartis” means Novartis Pharma AG, a company organized under the laws of Switzerland.

“Novartis Letter” means the payoff letter, in the form attached hereto as Exhibit B.

“Novartis Payment VAT” means any VAT payable in respect of the payment pursuant to Section 2.02(b) for the Outstanding Closing Novartis Balance.

“Novartis Supply Agreement” means that Supply Agreement, dated May 24, 2016, as amended from time to time, by and between Noden DAC and Novartis.

“Noden Schweiz” means Noden Pharma Schweiz GmbH, a Swiss company and wholly-owned subsidiary of Noden DAC.

“Obligor” means Obligor, as defined in the Senior Facilities Agreement (or after entry into a Replacement Financing, the corresponding terms used in such Replacement Financing).

“OFAC” means the Office of Foreign Assets Control.

“Ordinary Course of Business” means any action taken by the Acquired Companies if such action is taken in the ordinary course of operations and business consistent with past practice.

“Organizational Documents” means (i) articles or certificate of incorporation, bylaws, memorandum or articles of association, shareholders or stockholders agreements, registration rights agreements, voting agreements, investor rights agreements, regulations or similar governing instruments, (ii) minutes of board meetings, shareholder meetings or similar meetings and written resolutions of the board or shareholders, and (iii) in respect of Noden DAC, the beneficial ownership register and statutory books and registers of Noden DAC.

“Outside Date” means August 24, 2020.

“Outstanding Closing Novartis Balance” means the amount set forth on Schedule B.

“Pension Scheme” means the defined contribution pension scheme operated by Noden DAC for and in respect of its employees.

“Permit” means any license, franchise, permit, certification, approval, registration or authorization of or from any Governmental Authority.

“Permitted Buyer Financial Indebtedness” means Financial Indebtedness (i) that is secured by any asset of the Obligors on a senior basis to the Liens securing the Post-Closing Payments so long as the Net Leverage Ratio (determined pro forma for incurrence and drawing in full of any proposed Financial Indebtedness and the proposed use of proceeds therefrom and without counting the proceeds of proposed Financial Indebtedness) does not exceed (x) on or prior to June 30, 2022, 4.25:1.00 and (y) from and after July 1, 2022, 4.50:1.00 and (ii) that is secured by any asset of the Obligors on a senior basis to, or on a pari passu basis with, the Liens securing the Post-Closing Payments so long as the Total Net Leverage Ratio (determined pro forma for incurrence and drawing in full of any proposed Financial Indebtedness and the proposed use of proceeds therefrom and without counting the proceeds of proposed Financial Indebtedness) does not exceed (x) on or prior to June 30, 2022, 5.25:1.00 and (y) from and after July 1, 2022, 5.50:1.00. All capitalized terms used in this definition that are not otherwise defined in this Agreement (including any component definitions thereof), shall have the meanings assigned to such terms in the Senior Facilities Agreement.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’, warehousemen’s and other similar Liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Acquired Companies, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established, or pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) Liens imposed or promulgated by Law with respect to real property and improvements, including zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Assets, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, licenses or claims of the same, whether or not shown by the public records, and other Liens and similar matters which do not materially interfere with the present use of the Assets, (e) boundary line disputes, overlaps, encroachments and other matters, whether or not of record, which would be disclosed by an accurate survey or personal inspection which do not materially impair the occupancy or current use of the Assets, (f) rights of parties in possession which do not materially impair the occupancy or current use of the Assets, and (g) title to any portion of the premises lying within the right of way or boundary of any public road or private road which do not materially impair the occupancy or current use of the Assets.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post-Closing Payments” means, individually and collectively, the Additional Quarterly Payments due to Seller pursuant to Section 2.07, the Contingent Consideration due to Seller pursuant to Section 2.08, and the [***] due to Seller pursuant to Section 2.09.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privacy Laws” means any Law related to the protection, privacy and security of sensitive personal information, including without limitation, HIPAA and associated regulations; all state and local data privacy and security Laws dealing with data security and the protection of personal information; the Sarbanes-Oxley corporate financials regulations; the information collection, reporting, and safeguarding requirements of the FDA regulations; Payment Card issuers (PCI) credit card data security standards; the European Economic Area national data protection legislation consistent with the Data Protection Directive 95/46/EC issued by the European Commission; and all other similar federal, state and foreign Laws, rules, and regulations concerning the privacy and security of information.

“Purchase Price” means an amount equal to $31,800,000, minus (i) the Closing Cash Shortage, if any, plus (ii) the Closing Net Working Capital Overage, if any, minus (iii) the Closing Net Working Capital Shortage, if any, minus (iv) the Closing Indebtedness, minus (v) Transaction Expenses.

“Real Property Leases” means any lease, sublease or occupancy agreement (including any option to purchase contained therein together with all consents, amendments, supplements, letter agreements, guaranties and other modifications thereof or thereto) pursuant to which any Acquired Company leases as lessee, sublessee, licensee or tenant any Leased Real Property.

“Reference Balance Sheet” means the consolidated balance sheets of the Acquired Companies as of the Reference Statement Date.

“Reference Statement Date” means March 31, 2020.

“Reference Time” means 12:00 a.m., British Summer Time, on the day the Closing occurs.

“Refinancing” means the raising of capital, whether equity or indebtedness (including convertible indebtedness) on arm’s length terms from third parties that are not Affiliates of Buyer to either (i) finance a Specified Transaction, or (ii) finance the capital structure of the Acquired Companies and Buyer following consummation of a Specified Transaction.

“Related Person” means (a) with respect to an individual (i) each member of her or his Family, (ii) any Person directly or indirectly controlled by her or him or one or more members of her or his Family, or (iii) any Person with respect to which he or she or one or more members of his or her Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity) or (iv) his legal, financial or other professional adviser of such individual and (b) with respect to a Person other than an individual, (i) any Affiliate of such Person, (ii) any Person that holds a Material Interest in such Person, (iii) each Person that serves as a director, officer, partner, member executor, or trustee of such Person (or in a similar capacity), (iv) any Person in which such Person holds a Material Interest, and (v) any Person with respect to which such Person serves as a general partner or a trustee (or in a similar capacity).

“Release” means any release, spill, emission, overflow, leaking, pumping, pouring, placing, dumping, emptying, discharge, disposing, arranging for disposal, abandoning, deposit, injection, escaping, leaching, seepage, infiltration or migration, whether intentional or accidental, authorized or unauthorized, into the environment or into or out of any property, including the disposal or abandonment of barrels, containers, tanks or other receptacles.

“Sanction(s)” means any sanction or similar restriction or penalty imposed or administered by any Governmental Authority.

“Section 82 Requirements” means the requirements of Section 82 of the Companies Act with respect to the provision of financial assistance;

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Lease Guarantees” means those certain guarantees, dated October 1, 2016 and August 1, 2017, provided by Seller to [***].

“Separate Acquired Company Tax Return” means any Tax Return of or including an Acquired Company (including any consolidated, combined or unitary return) that does not include Seller or any its Affiliates other than the Acquired Companies.

“Share Incentive Plan” means the share incentive plan of Noden DAC as approved by the board of directors of Noden DAC on 29 June 2016 and adopted in final form on 12 October 2016.

“Specified Transaction” means (i) the transaction set forth on Annex B-1, (ii) the direct or indirect acquisition by Buyer of (x) a Person who is not an Affiliate of Buyer or (y) any business,

division or similar operations from a Person who is not an Affiliate of Buyer, in each case, by merger or the acquisition of equity interests or assets or similar transactions, in each case, if (a) such acquisition is listed on Annex B-2 or is in furtherance of the specialty pharmaceutical products platform that Buyer intends to create and develop through its acquisition of the Acquired Companies, (b) such acquired Person or business generated an actual EBITDA of at least $15,000,000 in the twelve (12) months immediately preceding the consummation of such acquisition, and (c) a Refinancing is consummated in connection with such acquisition, or (iii) a Change of Control (provided, however, that a Change of Control for purposes of this definition shall not include a sale or transfer of stock or equity of any of Buyer’s direct or indirect parent entities or other equityholders).

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Summary Approval Procedure” means the validation procedure required in connection with the Section 82 Requirements as set out in Chapter 7, Part 4, sections 200 – 211 of the Companies Act.

“Target Net Working Capital” means $0.

“Tax” or “Taxes” means any taxes, assessments, fees, and other governmental charges imposed by any Governmental Authority, including any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

“Tax Returns” means any and all returns, reports and forms (including declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Total Net Leverage Ratio” means the Net Leverage Ratio; provided that, solely for purposes of this definition, Borrowings (which is a component definition of Net Leverage Ratio) shall include, without duplication, the Post-Closing Payments and any other Financial Indebtedness of the Obligors that is secured by any asset of the Obligors on a senior basis to, or on a pari passu basis with, the Liens securing the Post-Closing Payments. All capitalized terms used in this definition that are not otherwise defined in this Agreement (including any component definitions thereof), shall have the meanings assigned to such terms in the Senior Facilities Agreement.

“to the Knowledge of Seller” or similar terms used in this Agreement mean the knowledge of Alan Markey, Ciara Walsh, Michael Conlan and Loretta Cunningham, after reasonable inquiry.

“Transaction Expenses” means the following amounts incurred by or on behalf of the Acquired Companies to the extent remaining unpaid at the Reference Time or incurred as a consequence of Closing, (i) all amounts due to attorneys, accountants, financial advisors and other professional service providers, including their Affiliates, and all other expenses incurred in connection with the sale of the Acquired Companies, the negotiation of this Agreement and the consummation of the transactions contemplated hereby, (ii) any change in control bonus, transaction bonus, severance, retention or commission payments or other similar compensation payable to any current or former officer, director, employee, independent contractor, or other representative of the Acquired Companies before, at or after the Closing which, in each such case, is contingent upon, or is triggered or accelerated by reason of or in connection with, the execution of this Agreement or the consummation of the transactions contemplated hereby, whether alone or in combination with other events or the passage of time, and any severance payments that are triggered by a termination of employment which occurs on or prior to the Closing, (iii) the employer portion of any payroll, social security, unemployment or other employer Taxes associated with the amounts payable under clause (ii), and (iv) all documented and reasonable out-of-pockets costs and expenses not to exceed $25,000 incurred in connection with the review and negotiation of that certain Amended and Restated Limited Partnership Agreement, dated as of the hereof, in respect of Global Specialty Pharma L.P., by and among Stanley Capital GP Limited, as general partner, CAT L.P., as carry partner, the Persons set forth in Schedule 1 thereto, as limited partners, and Stanley Capital Limited, as Stanley Capital. For clarity,
“Transaction Expenses” shall not include any current Liabilities to the extent included in the calculation of Closing Net Working Capital or Closing Indebtedness.

“VAT” means (a) Irish value added tax, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (c) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (b) above or imposed elsewhere, and for the avoidance of doubt shall include any value added tax or tax of a similar nature imposed in Switzerland.

“W&I Policy” means the warranty and insurance policy purchased by Buyer.

Section 1.02 Definitions.

The following terms have the meanings set forth in the Sections set forth below:
Acquired Companies       Recitals
Acquired Companies Licenses     Section 4.18(b)
Acquired Companies Shares      Section 4.01(a)
Acquired Company       Recitals
Additional Quarterly Payments     Section 2.07
Additional Security Documents     Section 2.09
Agreement        Preamble
Asset Allocation       Section 2.11

Auditor        Section 2.06(c)
Buyer         Preamble
Buyer Cure Period       Section 10.01(e)
Buyer Employees       Section 6.12(b)
Buyer Indemnified Parties      Section 9.01
Closing        Section 2.03(a)
Closing Date        Section 2.03(a)
Commitment Letters       Section 5.05
Consideration Allocation      Section 2.11
Contingent Consideration      Section 2.08
Debenture        Section 2.09
Debt Facilities Amendment      Section 2.10(e)
Debt Financing       Section 5.05
Determination Date       Section 2.06(c)
Disputed Amounts       Section 2.06(c)
Equity Commitment Letter      Section 5.05
Equity Financing       Section 5.05
ERISA         Section 4.13(a)
Estimated Closing Statement      Section 2.06(a)
Estimated Purchase Price      Section 2.06(a)
Existing Noden DAC Shares      Section 4.01(a)
FDA Fraud Policy       Section 4.18(d)
Final Closing Statement      Section 2.06(b)
Financial Statements       Section 4.05
Financing        Section 5.05
Fundamental Representations      Section 9.01
Indemnified Party       Section 9.03
Indemnifying Party       Section 9.03
Insurance Policies       Section 4.21
Intercompany Amounts      Section 6.06(b)
Intercompany Recapitalization     Recitals
Intercreditor Agreement      Section 2.09
Irish Stamp Taxes       Section 8.03
IRS         Section 4.13(c)
KPMG         Section 2.06(c)
Lender         Section 5.05
Limited Guarantee       Recitals
Material Contracts       Section 4.16
New Noden DAC Shares      Section 4.01(b)
Noden CH Shares       Section 4.01(a)
Noden DAC        Recitals
Noden DAC Shares       Section 4.01(b)
Noden USA        Recitals
Noden USA Shares       Section 4.01(a)
Non-Disclosure Agreement      Section 6.02(b))

Notice of Disagreement      Section 2.06(c)
Parent         Section 2.10(a)
Parent Security       Section 2.10(a)
Plans         Section 4.13(a)
POA Contracts       Section 4.16(j)
Rebate Contracts       Section 4.16(q)
Released Claims       Section 6.14
Releasee        Section 6.14
Releasees        Section 6.14
Replacement Financing      Section 2.10(e)
Restricted Activity       Section 6.12(b)
Restricted Territory       Section 6.12(b)
Section 338(h)(10) Election      Section 8.01(c)
Section 338(h)(10) Election Forms     Section 8.01(c)
Seller         Preamble
Seller Cure Period       Section 10.01(d)
Seller Representatives       Section 6.12(a)
Seller Security Documents      Section 2.09
Senior Facilities Agreement      Section 5.05
Shares         Recitals
TCA         Section 1.01(l)
Terminating Buyer Breach      Section 10.01(e)
Terminating Seller Breach      Section 10.01(d)
Transaction Payments       Section 5.05
Transfer Taxes       Section 8.03
Workers        Section 4.14(e)

Section 1.03 Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b) the table of contents, titles and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g) references to a Person are also to its successors and permitted assigns;
(h) references to dollars or $ shall, unless otherwise stated herein, be to the legal currency of the United States;
(i) the terms “provided,” “made available” and similar expressions, when used with reference to documents or other materials provided or made available to Buyer, refer to all documents and other materials copies of which have been made accessible to Buyer or its representatives (x) not less than three (3) Business Days prior to the date hereof through the data room, or (y) in Section 1.03(i) of the Disclosure Schedule; and
(j) whenever the words “day” or “days” are used in this Agreement, they are deemed to refer to calendar days unless expressly stated to be Business Days.

ARTICLE II.

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Shares.

Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens on the Shares (except those arising under applicable securities laws), for the consideration described in Section 2.02 below.

Section 2.02 Purchase Price.

(a)Payment to Seller. In consideration for the sale and delivery of the Shares by Seller, Buyer shall pay, by wire of immediately available funds, the Purchase Price, as set forth and pursuant to Section 2.05, Section 2.06 and the Additional Quarterly Payments pursuant to Section 2.07.
(b)Novartis Payment. At the Closing, Noden DAC shall pay or cause to be paid, by wire of immediately available funds (which shall include a portion of the Purchase Price that is paid by Buyer to Noden DAC pursuant to Section 2.05(b), along with the Closing Cash up to the Minimum Closing Cash), an aggregate amount equal to the Outstanding Closing Novartis Balance to Novartis.
(c)Novartis Payment VAT. At the Closing or promptly thereafter, Buyer shall pay or cause to be paid, by wire of immediately available funds the Novartis Payment VAT.
(d)Intercompany Payable. Promptly following the Closing and in any event within forty-eight (48) hours after the Closing, Buyer shall pay or cause to be paid to Seller, the Noden USA Payable.

Section 2.03 Closing.

(a)Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, Costa Mesa, California, 92626 on the second (2nd) Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 7.01 and Section 7.02 (other than the conditions, which by their nature are to be satisfied at the Closing) (the “Closing Date”), or at such other place (including electronically) or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing (including a virtual electronic closing). Notwithstanding anything contained herein, in no event shall the Closing occur before August 13, 2020 without the prior consent of Buyer.
(b)Prior to the registration of the transfer of the Noden DAC Shares, Seller shall (i) use commercially reasonable efforts to co-operate in any manner reasonably requested by Buyer for the convening and conduct of general meetings of shareholders of Noden DAC, (ii) execute on a timely basis all shareholder resolutions, proxy forms, appointment of representatives, documents of consent to short notice and such other documents that Buyer may reasonably request, and (iii) generally act in all respects as the nominees and at the reasonable direction of Buyer in respect of the Noden DAC Shares and all rights and interests attached thereto.
(c)At the Closing, Seller shall procure that a meeting of the Board of Directors of Noden DAC is held in compliance with its Organizational Documents (including with respect to the provisions relating to the quorum requirements) at which: (i) the transfers of the Noden DAC Shares to the Buyer are approved (subject only to stamping), (ii) such Persons as Buyer may nominate are appointed as directors and auditors of the Acquired Companies with immediate effect, and (iii) the resignations referred to in Section 2.04(c) are accepted.
Section 2.04 Closing Deliveries by Seller.

At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)a true and complete copy, certified by the Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;
(b)duly executed transfer instruments of the Shares to Buyer, in form reasonably satisfactory to Buyer, together with the original share certificates representing the Noden DAC Shares;
(c)written resignations from each director of the Acquired Companies from their position with the Acquired Companies (and not from any other position such individuals may have with Seller or Seller’s other Affiliates) in the form attached hereto as Exhibit C, effective as of the Closing;
(d)a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Section 7.02(a);
(e)a duly executed copy of the NDA Assignment Agreement;
(f)the statutory books, records, registers (complete and duly written up-to-date), common seal, and certificate of incorporation of Noden DAC, including the original board resolutions of the directors of Noden DAC approving: (i) the transactions contemplated by this Agreement and (ii) the termination of the Share Incentive Plan, together with the original cancellation and termination agreements entered into in connection with the termination of the Management Options;
(g)details of the Irish tax reference number of the Seller (including evidence reasonably satisfactory to Buyer allowing it to verify the accuracy of the number provided);
(h)as described in Step 1 of Schedule C, a validly executed Internal Revenue Service Form 8832 electing to treat Noden DAC as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes, effective approximately 30 days prior to the Closing Date; and
(i)to Buyer, a duly executed copy of the Intercreditor Agreement and to the security agent in respect of the Parent Security, the SPA Assignment and the Debenture, any documentation, confirmation, instruction or approval required by the security agent in connection with the execution and delivery of the Parent Security, the SPA Assignment and the Debenture.

Section 2.05 Closing Deliveries by Buyer.

At the Closing, Buyer shall deliver:

(a)to Seller, by wire transfer of immediately available funds, a portion of the Purchase Price in an amount equal to the Purchase Price minus the sum of (i) the amount paid to Noden DAC pursuant to Section 2.05(b) and (ii) 50% of the Novartis Payment VAT;
(b)to Noden DAC, by wire transfer of immediately available funds, a portion of the Purchase Price in an amount equal to $19,300,000;
(c)to Seller, a true and complete copy, certified by the Secretary of Buyer, of the resolutions duly and validly adopted by the Board of Directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;
(d)to Seller, a certificate of a duly authorized officer of Buyer certifying as to the matters set forth in Section 7.01(a);
(e)to Seller, duly executed copies of the Parent Security, the SPA Assignment, the Debenture and Intercreditor Agreement by it and its applicable Affiliates; and

(f)to Seller, duly executed copies of the Irish Buyer Lease Guarantees (for the avoidance of doubt, the acceptance of such Irish Buyer Lease Guarantees by the Irish Landlord shall not be required).

Section 2.06 Purchase Price Calculations and Adjustments.

(a)Estimated Closing Statement. Not later than three (3) Business Days prior to the Closing, the Seller shall deliver to Buyer a written closing statement (the “Estimated Closing Statement”) setting forth the good faith estimate of the Purchase Price (the “Estimated Purchase Price”) and each of the elements set forth therein, including the estimates for each of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses, together with documents supporting in reasonable detail such estimates. The Estimated Closing Statement shall include a consolidated balance sheet of the Acquired Companies as of the Reference Time, prepared on a consistent basis with the Reference Balance Sheet, including with regard to the application of GAAP, and substantially in the form of Annex A. To the extent treatment under the Reference Balance Sheet is inconsistent with the definitions contained in this Agreement, the definitions herein shall control. Seller shall (x) promptly provide any additional information reasonably requested by Buyer with respect to the calculations of each of the items required to be set forth in the Estimated Closing Statement, and (y) consider in good faith and address any reasonable and specific written comments provided by Buyer to such calculations; provided that in no event shall any of the above (A) constitute the agreement of Buyer to any such amounts or their calculations, or (B) extend the two (2)-Business Day period referred to in the first sentence of this Section 2.06(a).
(b)Final Closing Statement. As soon as reasonably practicable following the Closing Date, and in any event within forty-five (45) calendar days thereafter, Buyer shall deliver to Seller a written statement (the “Final Closing Statement”) consisting of the calculations set forth in the Estimated Closing Statement. Any amounts determined pursuant to the Final Closing Statement shall be paid to either Seller or Buyer pursuant to Section 2.06(d). The Final Closing Statement shall include a consolidated balance sheet of the Acquired Companies as of the Reference Time, prepared on a consistent basis with the Reference Balance Sheet, including with regard to the application of GAAP, and substantially in the form of Annex A. To the extent treatment under the Reference Balance Sheet is inconsistent with the definitions contained in this Agreement, the definitions herein shall control.
(c)Disputes. Upon delivery of the Final Closing Statement, Buyer will provide to Seller full access to the books and records of the Acquired Companies, to the extent reasonably necessary for the review of the Final Closing Statement. If Seller disagrees with any amount set forth on the Final Closing Statement or any elements of the Purchase Price thereto, Seller shall notify Buyer of such disagreement in writing within forty-five

(45) days after its receipt of the Final Closing Statement, which notice shall set forth in reasonable detail the particulars of such disagreement (“Notice of Disagreement”). In the event that Seller does not provide a Notice of Disagreement within such forty-five (45)-day period, Seller shall be deemed to have accepted the Final Closing Statement delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such Notice of Disagreement is timely provided within such forty-five (45)-day period by Seller, Buyer and Seller shall negotiate in good faith for a period of forty-five (45) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the amounts set forth on the Final Closing Statement and identified in the Notice of Disagreement. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, then KPMG LLP (“KPMG”), or if KPMG is not available, then another independent accounting firm of recognized international standing as shall be mutually selected by Buyer and Seller (provided that such accounting firm shall have no existing relationship with Buyer, Seller or the Acquired Companies) (the “Auditor”) shall resolve any amounts remaining in dispute (“Disputed Amounts”). Seller and Buyer shall direct the Auditor to resolve the Disputed Amounts, as promptly as practicable, but in any event within thirty (30) days after the date on which such Disputed Amounts are referred to the Auditor, based solely on written submissions provided by Buyer and Seller to the Auditor within ten (10) days following the Auditor’s selection. The Auditor shall provide each party with a copy of all submissions made by the other party once the last submission is made by the first party and each party shall have the right to respond to the last submission made to the Auditor by the other party. The Auditor shall act as an expert and not as an arbitrator. The Auditor shall resolve only the Disputed Amounts raised in the Notice of Disagreement, shall make a determination within the range of values assigned to each such item in the Final Closing Statement and the Notice of Disagreement and shall finalize the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Transaction Expenses based solely on the resolution of the Disputed Amounts (and not by independent review). The fees and expenses of the Auditor shall be paid by Buyer and Seller in proportion to the difference between the Auditor’s determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Transaction Expenses and the value claimed by Buyer and Seller. For example, if it is Buyer’s position that the adjustment owed is $300, Seller’s position that the adjustment owed is $100 and the Auditor’s finding is that the adjustment owed is $250, then Buyer shall pay 25% (300-250 / 300-100) of the Auditor’s fees and expenses and Seller shall pay 75% (250-100 / 300-100) of such fees and expenses. The determination of the Auditor shall be final, conclusive and binding on the parties, absent fraud or manifest error. The date on which the Final Closing Statement is finally determined (whether by the agreement of the parties or by the Auditor, as applicable) in accordance with this Section 2.06(c) is referred as to the “Determination Date.”
(d)Payment. If the Purchase Price, as finally determined pursuant to Section 2.06(c), exceeds the Estimated Purchase Price, then Buyer shall pay such excess to Seller within three (3) Business Days after the applicable Determination Date. If the Estimated Purchase Price exceeds the Purchase Price, as finally determined pursuant to Section 2.06(c), then Seller shall pay such excess to Buyer within three (3) Business Days after the applicable Determination Date.

Section 2.07 Additional Quarterly Payments. In addition to the amounts set forth in Section 2.05(a), Buyer shall pay Seller an additional amount equal to $33,000,000 in twelve (12) equal quarterly payments (such payments, collectively, “Additional Quarterly Payments”), which shall be paid in the amount of $2,750,000, paid at the first week of each fiscal quarter beginning in January 2021 and ending with final payment in October 2023; provided that if there is a Change of Control, the amount set forth in this Section 2.07, to the extent not previously paid, shall become due and payable within fifteen (15) Business Days of consummation of such transaction.

Section 2.08 Contingent Payment. In the event that Buyer or any of its Affiliates enters into a Binding Agreement with respect to a Specified Transaction at any time prior to the one (1) year anniversary of the Closing Date and such Specified Transaction is ultimately closed, Buyer shall pay Seller an amount equal to $2,500,000 (the “Contingent Consideration”). The Contingent Consideration shall be paid by wire transfer of immediately available funds in two equal installments, with the first installment payable on the last Business Day of the quarter in which the Specified Transaction is consummated and the second installment payable on the last Business Day of the quarter immediately following the quarter in which the Specified Transaction is consummated. Buyer shall not structure any acquisition in a manner that would disqualify such transaction as a Specified Transaction if the primary reason for doing so is to circumvent the provisions of this Section 2.08 or the definitions of “Specified Transaction”, “Change of Control” or “Refinancing”. For the avoidance of doubt, the Contingent Consideration shall be payable only once even if several Binding Agreements that would each qualify as a Specified Transaction have been entered into during the aforementioned twelve (12)-month period.

Section 2.09 [***] If and to the extent actually received by Buyer, the Acquired Companies or their respective Affiliates following Closing, Buyer shall pay, or shall cause to be paid, to Seller, within ten (10) days of the receipt thereof, an amount equal to (i) fifty percent (50%) of the [***], or any portion thereof actually received by Buyer after the Closing (which, for the avoidance of doubt shall not exceed $750,000), minus (ii) all out-of-pocket costs incurred to receive, or obtain payment of, the [***]. Buyer shall not take any actions to negate or otherwise delay payment of the [***]; provided, however, that in no event shall Buyer be required to incur any costs or obligations in order to receive, or obtain payment of, the [***].

Section 2.10 Seller Security Documents.

(a)At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller (i) an Irish law governed charge (the “Parent Security by CAT Capital

Midco Limited (“Parent”) in favor of (among other secured parties) Seller (or a security agent acting on behalf of the applicable secured parties, including Seller) over intra-group receivables owed to it by any member of the Group (as defined in the Senior Facilities Agreement) (including the Initial Shareholder Loans (as defined in the Senior Facilities Agreement), and the shares held by it in Buyer, duly executed and delivered by Parent, as security for the payment by Buyer of, the Post-Closing Payments subject to the terms of the Intercreditor Agreement and in each case, in the form agreed with the Lender, (ii) an Irish law governed all-asset debenture (the “Debenture”) by Buyer in favor of (amongst other secured parties) Seller (or a security agent acting on behalf of the applicable secured parties, including Seller), duly executed and delivered by Buyer, as security for the payment by Buyer of the Post-Closing Payments subject to the terms of the Intercreditor Agreement and in the form agreed with the Lender, (iii) a New York law governed assignment of this Agreement (the “SPA Assignment”) by Buyer in favor of (among other secured parties) Seller (or a security agent acting on behalf of the applicable secured parties, including Seller), duly executed and delivered by Buyer, as security for the payment by Buyer of the Post-Closing Payments subject to the terms of the Intercreditor Agreement, in the form agreed with the Lender, and (iv) an English law governed intercreditor agreement in the form attached hereto as Exhibit D (the “Intercreditor Agreement”, duly executed and delivered by Parent, Buyer and the Lender (or a security agent acting on behalf of such Lender).
(b)From and after the Closing Date until discharge in full of the Post-Closing Payments, Buyer shall deliver, or shall cause to be delivered, to Seller one or more security documents duly executed by Parent, Buyer or any other Obligor in favor of Seller (or a security agent acting on behalf of the applicable secured parties, including Seller) (such documents, the “Additional Security Documents”) and, together with the Parent Security, the SPA Assignment and the Debenture, the “Seller Security Documents”), as security for the payment by Buyer of the Post-Closing Payments subject to the terms of the Intercreditor Agreement, to the extent such Persons are required to enter into such documents with, or otherwise provide such documents in favor of, the Lender (or a security agent acting on behalf of such Lender) pursuant to the terms of the Senior Facilities Agreement (or after entry into a Replacement Financing, such Replacement Financing), in each case, on or prior to the date set forth in the Senior Facilities Agreement (or after entry into a Replacement Financing, such Replacement Financing) for such delivery (and in any event, no later than the date that the corresponding document has been delivered to the Lender (or a security agent acting on behalf of such Lender)) and in each case, in the form agreed with the Lender; provided that, to the extent the Senior Facilities Agreement (or after entry into a Replacement Financing, such Replacement Financing) is amended, restated, supplemented or otherwise modified after the date of this Agreement and the effect of such amendment, restatement, supplement or other modification is to add to the collateral security, or otherwise obligate Parent, Buyer or any other Person to provide additional collateral security, to secure the obligations under the Senior Facilities Agreement (or after entry into a Replacement Financing, such Replacement Financing) than the requirements set forth in the Senior Facilities Agreement as of the date of this Agreement (or after entry into a Replacement Financing, such Replacement Financing as of the date of effectiveness of such Replacement Financing), the obligations of Buyer under this clause (b) shall be expanded to also require such additional collateral security in favor of Seller (or a security agent acting on behalf of the applicable secured parties, including Seller).
(c)From and after the Closing Date until the discharge in full of the Post-Closing Payments, (i) no Obligor will, and each Obligor will ensure that none of its Subsidiaries will create or permit to subsist any Security or Quasi Security on or over the whole or any part its undertaking or assets (present or future) subject to Transaction Security, except for Transaction Security or Permitted Security, and (ii) Parent will not create or permit to subsist any Security or Quasi Security on or over the shares of Buyer or any receivables owed to it by any member of the Group except for Transaction Security. All capitalized terms used in this Section 2.10(c) that are not otherwise defined in this Agreement (including any component definitions thereof), shall have the meanings assigned to such terms in the Senior Facilities Agreement (or after entry into a Replacement Financing, the corresponding terms used in such Replacement Financing).
(d)From and after the Closing Date until the discharge in full of the Post-Closing Payments, neither Parent, Buyer nor any other Obligor, and each such Obligor shall ensure that none of its Subsidiaries will, incur or permit to subsist or remain outstanding any Financial Indebtedness that is secured by any assets of the Obligors, other than Permitted Buyer Financial Indebtedness. Notwithstanding the foregoing, such Permitted Buyer Financial Indebtedness shall only be permitted under this Section 2.10(d) to the extent the liens securing, and the relative rights of the lenders of, such Permitted Buyer Financial Indebtedness are subject to the terms of the Intercreditor Agreement (or such other intercreditor agreement as maybe entered into in connection with a Replacement Financing) if so required by the terms of the Senior Facilities Agreement (or after entry into a Replacement Financing, the corresponding terms used in such Replacement Financing). All capitalized terms used in this Section 2.10(d) that are not otherwise defined in this Agreement (including any component definitions thereof), shall have the meanings assigned to such terms in the Senior Facilities Agreement (or after entry into a Replacement Financing, the corresponding terms used in such Replacement Financing).
(e)The Seller acknowledges that Parent, Buyer or any other Obligor shall be permitted to amend, restate, supplement or otherwise modify the Senior Facilities Agreement (a “Debt Facilities Amendment”) and/or refinance or replace in whole or in part the facilities made available pursuant to the Senior Facilities Agreement (such refinancing or replacement, a

“Replacement Financing”) provided that: (i) any such Debt Facilities Amendment and/or Replacement Financing does not result in a breach by any Obligor of Section 2.10(c) or Section 2.10(d); and (ii) the Seller continues to benefit from: (x) Liens over substantially the same assets of Parent, Buyer and other Obligors as provided pursuant to the Seller Security Documents and on terms that are no worse in any material respect than the terms of the Seller Security Documents; and (y) the same ranking and rights in respect of such Liens as are provided to the Seller in respect of the Transaction Security under the Intercreditor Agreement (including where such rights are provided pursuant to such other intercreditor agreement as may be entered into in connection with a Replacement Financing). The Seller agrees to take such steps and actions as are necessary in order to effect the implementation of a Debt Facilities Amendment or Replacement Debt Financing which complies with this Section 2.10(e), including the release or termination of the Seller Security Documents and the Intercreditor Agreement and the simultaneous entry into applicable replacement security, intercreditor or such other required documentation or the giving instructions to any security agent acting on behalf of the applicable secured parties, including the Seller, to effect such releases and enter into such replacement security, intercreditor or such other required documentation.
(f)Upon discharge of the Post-Closing Payments in full, the Seller shall execute any documents, certificates, releases, confirmations, or other documentation reasonably requested by the Buyer or the security agent in connection with the Seller Security Documents.
(g)To the extent Buyer fails to timely make any payments to Seller in respect of the Post-Closing Payments or fails to comply with the requirements of any of Sections 2.10(b), 2.10(c) or 2.10(d) (which failure, in each case, is continuing), Seller may by written notice to Buyer:

(i)declare that all or part of the Post-Closing Payments then due, together with any other amounts accrued or payable by Buyer to Seller under this Agreement be immediately due and payable, at which time they shall become immediately due and payable;
(ii)declare that all or part of the Post-Closing Payments then due, be payable on demand, at which time they shall immediately become payable; and/or
(iii)exercise (or direct the security agent acting on behalf of the applicable secured parties, including Seller, to exercise in accordance with any relevant security documents or intecreditor arrangements) any or all of its rights, remedies, powers or discretions under this Agreement (including those provided under Section 11.14).

(h)If an Event of Default under Clause 25.7 (Insolvency) or Clause 25.8 (Insolvency Proceedings) of the Senior Facilities Agreement shall occur by reason of commencement of a proceeding in the US under the US

Bankruptcy Code in respect of a Borrower and/or a US Obligor, then without notice to, or the requirement for any act of, any Person then all of the Post-Closing Payments then due, together with any other amounts accrued or payable by Buyer to Seller under this Agreement at such time shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived. All capitalized terms used in this Section 2.10(h) that are not otherwise defined in this Agreement (including any component definitions thereof), shall have the meanings assigned to such terms in the Senior Facilities Agreement.

Section 2.11 Allocation of Purchase Price. The Purchase Price, the Post-Closing Payments, the payment of the Noden USA Payable pursuant to Section 2.02(d), and the covenant in Section 6.12(a) shall be allocated between Noden USA and Noden DAC (the “Consideration Allocation”). The Consideration Allocation shall be delivered by Seller to Buyer within thirty (30) days of finalizing the Final Closing Statement pursuant to Section 2.06(c). The portion of the Purchase Price, Additional Quarterly Payments, Contingent Consideration, and covenant in Section 6.12(a) allocated to (i) Noden DAC shall be further allocated among the assets of Noden DAC in accordance with Section 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. Law, as appropriate) and (ii) Noden USA shall be further allocated among the assets of Noden USA in accordance with Sections 338 and 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. Law, as appropriate) (collectively, the “Asset Allocation”). The Asset Allocation shall be delivered by Seller to Buyer within thirty (30) days of the finalization of the Final Closing Statement pursuant to Section 2.06(c). If Buyer disagrees with Seller’s computation of the Consideration Allocation or the Asset Allocation, and notifies Seller of such disagreement in writing within thirty (30) days of Buyer’s receipt thereof, Seller and Buyer shall work in good faith to resolve any disputes relating to the Consideration Allocation or Asset Allocation, as applicable. If Seller and Buyer are unable to resolve any such dispute, the matter will be submitted to an Auditor chosen in accordance with Section 2.06(c), and such Auditor shall make a final determination of the Consideration Allocation or Asset Allocation, as applicable (in accordance with any relevant provisions of Section 2.06(c)), and such Consideration Allocation or Asset Allocation shall be final and binding upon Buyer and Seller. Buyer and Seller (and their respective Affiliates) shall file all Tax Returns consistent with the Consideration Allocation and the Asset Allocation (each as finally determined in accordance with the provisions of this Section 2.11), including IRS Forms 8883 and 8594 and any similar forms required by applicable state and local Tax Laws; provided, however, that nothing contained herein shall prevent Buyer or Seller (or their respective Affiliates) from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Consideration Allocation or Asset Allocation, and none of Buyer, Seller or their respective Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Company Allocation or Asset Allocation.

Section 2.12 Withholding. Buyer will be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to Taxes. If, pursuant to this Section 2.12,

Buyer intends to make a deduction or withholding with respect to Taxes, it shall provide written notice to Seller of the basis and amount of such deduction or withholding not less than five (5) Business Days in advance of the due date for the relevant payment. Each of Buyer and Seller shall, and shall cause their respective Affiliates and agents to, cooperate as reasonably requested by the other party, to minimize the amount of any Tax required by applicable Law to be withheld with respect to a payment hereunder. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made by Buyer.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER

Except as disclosed in the Disclosure Schedule, which Disclosure Schedule shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this Agreement, provided that, other than with respect to the Fundamental Representations, Section 4.05 or Section 4.06 (which are qualified only by the items specifically set forth on the corresponding Schedule), any disclosure in the Disclosure Schedule relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent on its face that such disclosure would also be relevant to, apply to or qualify such other sections and subsections notwithstanding the omission of a reference or cross-reference thereto, Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date), the following:

Section 3.01 Organization, Authority and Qualification of Seller.

Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease its Assets and to conduct its business as it is now being conducted. Seller has all necessary authority and legal capacity to enter into this Agreement and all applicable Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and all applicable Ancillary Agreements have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer or any applicable counterparty), they constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

Section 3.02 Ownership of Shares.

Seller is the sole legal and beneficial owner of the Shares, free and clear of all Liens.

Section 3.03 No Conflict.

Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 and Section 4.04 have been obtained and all filings and notifications described therein made, and except as may result from any facts or circumstances relating solely to Buyer, the execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by Seller do not (a) conflict with or violate any Law or Governmental Order applicable to Seller, (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, lease, sublease, license, permit, franchise or other Contract to which Seller is a party or create any Liens on any of the assets or properties of Seller, or (c) conflict with the Organizational Documents of Seller, except in the case of clauses (a) and (b), as would not materially and adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by this Agreement.

Section 3.04 Governmental Consents and Approvals.

The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by Seller do not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person, except (a) as described in Section 3.04 and Section 4.04 of the Disclosure Schedule, or (b) where failure to obtain such consent, approval, authorization, or to make such filing or notification, would not prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement.

Section 3.05 Litigation and Governmental Orders.
No Action by or against Seller is pending or, to the Knowledge of Seller, threatened, which could affect the legality, validity or enforceability of this Agreement or any of the applicable Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 3.06 Brokers.

Other than Torreya Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES

Except as disclosed in the Disclosure Schedule delivered on the date of this Agreement, which Disclosure Schedule shall disclose exceptions to the representations and warranties organized according to the corresponding sections of this Agreement, provided that, other than with respect to the Fundamental Representations, Section 4.05 or Section 4.06 (which are qualified only by the items specifically set forth on the corresponding Schedule), any disclosure in the Disclosure Schedule relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent on its face that such disclosure would also be relevant to, apply to or qualify such other sections and subsections notwithstanding the omission of a reference or cross-reference thereto, Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date), the following:

Section 4.01 Capitalization.

(a)As of the date hereof, Noden USA is authorized to issue two classes of stock and the total number of shares which Noden USA is authorized to issue is 19,900 shares of common stock, par value $0.01 per share, and 100 shares of preferred stock, par value $0.01 per share (collectively, “Noden USA Shares”), of which 9,400 shares of common stock and 100 shares of preferred stock are issued and outstanding as of the date of this Agreement. Noden USA Shares are uncertificated. The authorized share capital of Noden DAC is $110,000,000.00 divided into 1,000,000,000 ordinary shares, nominal value $0.10 per share, and 1,000,000,000 preferred shares, nominal value $0.01 per share, of which 9,400 ordinary shares of $0.10 each and 10,000,000 preferred shares of $0.01 each are issued as of the date of this Agreement (collectively, “Existing Noden DAC Shares”). Noden Schweiz has an outstanding and issued share capital of CHF 20,000 divided into 200 fully paid up with a nominal value of CHF 100.00 each (collectively, “Noden CH Shares” and, together with Noden USA Shares, Existing Noden DAC Shares, and as of the Closing, the New Noden DAC Shares, the “Acquired Companies Shares”). All of the issued and outstanding Acquired Companies Shares are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable Laws. No Acquired Companies Shares are held in treasury or are authorized or reserved for issuance. There are no accrued but unpaid dividends payable by the Acquired Companies on any Acquired Companies Shares.
(b)Noden DAC will have issued an additional 661,000,000 ordinary shares of $0.10 each (the “New Noden DAC Shares” and, together with the Existing Noden DAC Shares, the “Noden DAC Shares”) upon consummation of the Intercompany Recapitalization.
(c)As of the Closing Date, Noden DAC will have a total issued share capital of 661,009,400 ordinary shares of $0.10 each and 10,000,000 preferred shares of $0.01 each. As of the Closing Date, all of the New Noden DAC Shares are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable Laws and there are no accrued but unpaid dividends payable by Noden DAC on any New Noden DAC Shares.
(d)All Noden CH Shares are owned by Noden DAC, who is the sole shareholder of Noden Schweiz.
(e)Except as set forth in Section 4.01(e) of the Disclosure Schedule, the Acquired Companies do not sponsor or maintain any stock option plan or any other plan or agreement providing for any equity or equity-linked compensation to any Person. Except as set forth in Section 4.01(e) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights (including “phantom” stock rights), preemptive rights or other Contracts or statutory rights, including any right of conversion or exchange under any outstanding security instrument or agreement, obligating the Acquired Companies to issue, transfer, redeem or sell (or caused to be issued, transferred, redeemed or sold) any shares of capital stock of any of the Acquired Companies or to grant, extend or enter into any option, warrant, call right or similar right with respect thereto.
(f)No Acquired Companies Shares have been issued subject to a repurchase option on the part of the Acquired Companies, risk of forfeiture or other similar condition.
(g)The Acquired Companies are not a party or subject to any Contract and there is no Contract between or among any other Persons which affects, restricts or relates to voting, giving of any written consent, or dividend right with respect to or the transferability of any shares of capital stock of the Acquired Companies, including any voting trust agreement or proxy. No debt securities of the Acquired Companies are issued and outstanding.
(h)Immediately following the Closing, Buyer will own 100% of the Acquired Companies Shares, free and clear of all Liens.
(i)A true, complete and accurate copy of the Share Incentive Plan and each individual option agreement, arrangement and commitment relating thereto have been made available to Buyer. The Share Incentive Plan has been terminated in accordance with its terms and there is no Person (whether a current or former employee, consultant, director or otherwise) who is entitled to participate under the terms of the Share Incentive Plan or who has any subsisting rights or obligations relating thereto or who has claimed to be entitled to any of the foregoing. All Awards (as such term is defined in the Share Incentive Plan) and all options under the Share Incentive Plan (in each case whether vested or unvested) have been irrevocably and unconditionally lapsed and forfeited or irrevocably and unconditionally surrendered, cancelled and terminated, and in each case are extinguished and expired in full compliance with the terms of the Share Incentive Plan and the individual option agreement, arrangement and commitment relating thereto. No Person (whether a current or former employee, consultant, director or otherwise) has any right or entitlement (whether actual or contingent) to call for or make any Claim or demand relating to, or in respect of any interest in, the exercise, acceleration of vesting, or grant of any Award (as such term is defined in the Share Incentive Plan) or other option, or the present or future issue, allotment or transfer of any share capital or equity securities of Noden DAC under the Share Incentive Plan, any option or other agreement, arrangement or commitment, and no Person (whether a current or former employee, consultant, director or otherwise) has claimed to be entitled to any of the foregoing. Section 4.01(i) of the Disclosure Schedule sets forth a true, accurate and complete list of each Person (whether a current or former employee, consultant, director or otherwise) who previously held any interest in any option (or any other Award) under the Share Incentive Plan and the information set out therein in respect of each such Person and each such option is true, accurate and complete.

Section 4.02 Organization, Authority and Qualification of the Acquired Companies.

(a)Noden USA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease its Assets and to conduct its business as it is now being conducted. Noden DAC is a designated activity company limited by shares duly organized, validly existing and in good standing under the Laws of Ireland and has the requisite capacity to own or lease its Assets and to conduct its business as it is now being conducted. Noden Schweiz is a corporation duly organized, validly existing and in good standing under the Laws of Switzerland. The Acquired Companies are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the Assets owned or leased by them or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
(b)Seller has delivered to Buyer true, correct and complete copies of the Organizational Documents of each of the Acquired Companies. The books and records of the Acquired Companies (i) have been maintained in all material respects in accordance with applicable Law and the Organizational Documents of the applicable Acquired Company, and (ii) are in possession of the applicable Acquired Company.

Section 4.03 No Conflict.

Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 and Section 4.04 have been obtained and all filings and notifications described therein made, except as may result from any facts or circumstances relating solely to Buyer, the execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by Seller or the Acquired Companies does not (a) violate, conflict with or result in the breach of the Organizational Documents of the Acquired Companies, (b) conflict with or violate any Law or Governmental Order applicable to the Acquired Companies, the Assets or the Business, or (c) except as set forth in Section 4.03 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, lease, sublease, license, permit, franchise or other Contract to which any of the Acquired Companies is a party or by which any of the Assets is bound, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Seller or any Acquired Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the applicable Ancillary Agreements.

Section 4.04 Governmental Consents and Approvals.

The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by Seller or the Acquired Companies does not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.04 and Section 4.04 of the Disclosure Schedule, or (b) where failure to obtain such consent, approval, authorization, or to make such filing or notification, would not prevent or materially delay the consummation by Seller or any of the Acquired Companies, as applicable, of the transactions contemplated by this Agreement or applicable the Ancillary Agreements.

Section 4.05 Financial Information.

Seller has delivered to Buyer copies of the following, which are attached to Section 4.05 of the Disclosure Schedule: (a) the unaudited consolidated balance sheet, statement of income and cash flows of the Acquired Companies, including the Reference Balance Sheet, for the period from January 1, 2017 to and as at the Reference Statement Date, (b) the unaudited monthly consolidated balance sheet and statement of income of the Acquired Companies for the periods ended April 30, 2020 and May 31, 2020 (such statements referenced in clauses (a) and (b), the “Financial Statements”), and (c) certain financial information of the Acquired Companies as set forth on pages 35 to 42 of the Confidential Investor Memorandum. The Financial Statements and the financial information of the Acquired Companies as set forth on pages 35 to 42 of Confidential Investor Memorandum have been prepared, in all material respects, in accordance with GAAP or FRS102, as applicable, applied on a consistent basis without any material change in the accounting policies, methods and underlying assumptions used throughout the Financial Statements, and all applicable Laws and are based on the books and records of the applicable Acquired Company; provided, that in the event of a conflict between any information set forth in the Financial Statements and the information set forth on pages 35 to 42 of the Confidential Investor Memorandum, the information set forth on pages 35 to 42 of the Confidential Investor Memorandum shall govern. The Financial Statements present fairly in all material respects the financial condition and results of operations of the Acquired Companies for the respective periods covered thereby, except as otherwise set forth in Section 4.05 of the Disclosure Schedule.
Section 4.06 Absence of Undisclosed Material Liabilities.

There are no material Liabilities of the Acquired Companies, other than Liabilities (a) reflected or reserved against on the Financial Statements or the notes thereto, (b) set forth in Section 4.06 of the Disclosure Schedule, or (c) incurred since the Reference Statement Date in the Ordinary Course of Business and, to the extent required by GAAP, included in the Closing Net Working Capital calculation. The Acquired Companies are not party to any off-balance sheet agreement or arrangement.

Section 4.07 Absence of Certain Changes or Events.

Since the Reference Statement Date, except as set forth in Section 4.07 of the Disclosure Schedule, the Business has been conducted in all material respects in the Ordinary Course of Business, and there has not been (i) any event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, reasonably be expected to have a material impact on the Acquired Companies, the Business or the Assets, (iii) any change in accounting methods, principles or practices affecting the Acquired Companies, except as required by GAAP, or (iv) any event, action or development that, if occurring between the date of this Agreement and the Closing, would require the consent of Buyer pursuant to Section 6.01 (other than Section 6.01(e)).

Section 4.08 Compliance with Laws.

(a)The Acquired Companies and their respective officers, directors, managers, direct or indirect equity holders, members, employees, agents, representatives or consultants (solely in their respective capacities as such), are, and since December 31, 2016 have been, in compliance in all material respects with all applicable Laws. Neither the Acquired Companies nor the Seller have received any notice of any violation of any applicable Law since December 31, 2016. Neither the Acquired Companies nor the Seller are in default with respect to any Governmental Order applicable to the Business or the Assets.
(b)Neither the Acquired Companies nor the Seller, nor any of their respective directors, officers, employees, owners (whether direct, indirect, or beneficial), agents, Affiliates or Persons acting or purporting to act for or on behalf of any of the foregoing has, directly or indirectly, (i) made, offered or promised to make, or authorized the making of, any unlawful payment to any Person, or caused to be made, offered or promised to be made, or authorized the making of, any unlawful payment to any Person, (ii) given, offered or promised to give, or authorized the giving of, any unlawful gift, gratuity, kickback, political or charitable contribution or other unlawful thing of value or advantage to any Person, or caused to be given, offered, promised or authorized the giving of, any unlawful gift, gratuity, kickback, political or charitable contribution or other unlawful thing of value or advantage to any Person, (iii) requested or received, or caused to be requested or received, any unlawful payment, gift, gratuity, kickback, political or charitable contribution or other unlawful thing of value or advantage, (iv) engaged or caused to be engaged any action in furtherance of any offer, gift, payment, promise to pay or authorization of the payment of any money or any other thing of value or advantage to any Government Official, or to any Person while knowing that all or some portion of the money or other thing of value would be offered, given, paid or promised to a Government Official, for purposes of inducing or influencing a Government Official to do or refrain from doing any official act or to secure any improper advantage, (v) offered, promised, or given, or caused to be offered, promised or given, anything of value, directly or indirectly, to a customer to induce or reward the improper performance of the customer’s function or the breach of a duty owed by the customer to his or her employer, (vi) engaged, caused to be engaged, or served as a Government Official, or engaged or caused to be engaged at the request of a Government Official, any Person as an employee, intern, agent, or otherwise, or (vii) established, maintained, or caused to be established or maintained any unlawful fund of corporate monies or other properties.
(c)Neither the Acquired Companies nor any manager, director, officer, employee, agent or representative of the Acquired Companies, is Person that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or any similar list enforced by any Governmental Authority, or (iii) located, organized or resident in a Designated Jurisdiction.
(d)Neither the Acquired Companies nor the Seller (with respect to the Business and Assets) (i) have any investment in or engage in any dealing or transaction with any Person in violation of any applicable Sanctions, or (ii) engage in any activity that could cause the Acquired Companies, the Business or the Assets to become subject to Sanctions.
(e)Neither the Acquired Companies nor the Seller has filed any voluntary disclosures with any Governmental Authority regarding possible violations of Sanctions.

Section 4.09 Litigation and Governmental Orders.

There are, and since December 31, 2016 have been, no Actions pending or, to the Knowledge of Seller, threatened against the Acquired Companies, the Business, or any of the Acquired Companies’ officers, directors, managers, direct or indirect equity holders, members, employees, agents, representatives or consultants (in their respective capacities as such) and neither the Acquired Companies nor their Assets or the Business are, or since December 31, 2016 have been, subject to any Governmental Order. Except as set forth in Section 4.09 of the Disclosure Schedule, neither the Acquired Companies nor Seller (with respect to the Business or Assets) are, and since December 31, 2016 have been, engaged, in any Actions to recover damages or to seek injunctive, cease and desist or other specific performance relief. The Acquired Companies do not have any remaining Liability for any Action resolved or otherwise terminated since December 31, 2016. Except as set forth in Section 4.09 of the Disclosure Schedule, all Actions set forth in Section 4.09 of the Disclosure Schedule have been properly reported under the applicable insurance policy of Seller or the Acquired Companies and the applicable carrier has confirmed full coverage for such Actions. Neither the Acquired Companies nor Seller have any plans to initiate any Actions with respect to the Business or Assets.

Section 4.10 Permits.

All material Permits that are held in connection with the operation of the Business or ownership of Assets are listed in Section 4.10 of the Disclosure Schedule and constitute all the Permits required or advisable under applicable Law for the operation of the Business or ownership of Assets, except where the failure to have such Permits would not reasonably be expected to have a material impact on the Acquired Companies, the operation of the Business or the ownership of Assets. All of the Permits held by or on behalf of, or issued to, the Acquired Companies are, and since December 31, 2016 have been, in full force and effect, and the Acquired Companies are, and since December 31, 2016 have been, in compliance with each such Permit held by or issued to them, except where the failure to be effective or to so comply would not reasonably be expected to have a material impact on the Acquired Companies, the operation of the Business or the ownership of Assets. The Acquired Companies or any Person holding a Permit on their behalf, as applicable, are not in default or breach of any Permit, except where the failure to be effective or to so comply would not reasonably be expected to have a material impact on the Acquired Companies, the operation of the Business or the ownership of Assets, and there is no Action pending, or to the Knowledge of Seller, threatened to revoke, suspend, withdraw or terminate any Permit listed in Section 4.10 of the Disclosure Schedule. Neither any Acquired Company nor the Seller has received any notice of any violation of any Permit listed on (or should have been listed on) Section 4.10 of the Disclosure Schedule. All Permits are renewable by their terms or in the Ordinary Course of Business.

Section 4.11 Intellectual Property.

(a)Section 4.11(a) of the Disclosure Schedule sets forth a true and complete list of all issued patents and patent applications, including supplementary protection certificates and similar rights, all registered trademarks and trademark applications, all registered copyrights and all registered Internet domain names included in the Acquired Companies Intellectual Property. To the Knowledge of Seller, no Person is engaging in any activity that infringes any Acquired Companies Intellectual Property or rights to Intellectual Property granted to the Acquired Companies under Acquired Companies IP Agreements in any material respect. To the Knowledge of Seller, the Acquired Companies are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person. There is no pending or, to the Knowledge of Seller, threatened claim or assertion that the conduct of the Business as currently conducted or the use of any Acquired Companies Intellectual Property or rights to Intellectual Property granted to the Acquired Companies under Acquired Companies IP Agreements infringes, misappropriates or otherwise violates the Intellectual Property of any third party.
(b)The Acquired Companies own all Acquired Companies Intellectual Property free and clear of all Liens, other than as disclosed on Section 4.11(b) of the Disclosure Schedule, and otherwise possess a valid right or license to use all Intellectual Property that is not Acquired Companies Intellectual Property and that is currently used in the conduct of the Business. The Acquired Companies will continue to own all Acquired Companies Intellectual Property and license or have the right to use such Intellectual Property immediately following the Closing Date to the same extent as prior to the Closing Date. The Acquired Companies Intellectual Property and Intellectual Property to which the Acquired Companies possess a valid right or license to use constitute all Intellectual Property rights necessary and sufficient to operate the Business.

(c)There has been no Action (including any interference, opposition, reissue, re-examination, inter partes review, or post grant review) asserted or threatened challenging the validity, enforceability, scope, inventorship, or ownership of any Acquired Companies Intellectual Property (in each case, other than rejections, objections or other similar challenges in any office actions made by the applicable intellectual property office in the ordinary course of the prosecution of Intellectual Property applications for registration) and to the Knowledge of Seller, there are no facts, circumstances, or conditions that could reasonably be expected to form the basis for such an Action.
(d)The Acquired Companies have taken commercially reasonable measures to protect the confidentiality of their respective trade secrets and other confidential information of any Person to whom the Acquired Companies has a confidentiality obligation.

Section 4.12 Real Property.

(a)No Acquired Company owns or has in the past owned any real property. Section 4.12(a) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property. The Acquired Companies have a valid and subsisting leasehold interest in such Leased Real Property. Seller has delivered to Buyer true and complete copies of all Real Property Leases. The originals of the Real Property Leases are in the possession of the Acquired Companies. The Acquired Companies have not subleased, licensed or otherwise granted any Person any right or interest of any nature (including the right to use or occupy) in any Leased Real Property or any portion thereof. Each Real Property Lease is in full force and effect in all material respects and represents a valid and binding obligation of the Acquired Companies.
(b)No Person other than the Acquired Companies is entitled to occupy the Leased Real Properties (or any part thereof) and none of the Leased Real Properties (or any part thereof) is affected by, or the subject of any Contract relating to the occupation or use thereof by any Person other than the Acquired Companies. To Seller’s Knowledge, no Leased Real Property (or any part thereof) is affected by or likely to be affected by, any burden or right of any nature which adversely affects (i) the present use of such Leased Real Property (or any part thereof) or (ii) the title to or value of any of any Real Property Leases and there is no Contract to give or create any of the foregoing and no Person has claimed to be entitled to any of the foregoing.
(c)No right, easement or privilege required for the full use and enjoyment of any Leased Real Property is undocumented or held precariously by the applicable Acquired Company the withdrawal or cessation of which would adversely affect the occupation or use of such Leased Real Property (or any part thereof) for the purposes for which it is now used or the extent of such use or which affects or might in the future affect the value of such Leased Real Property or any part thereof.

(d)The Acquired Companies have not carried out or procured the carrying out of any works or development (including fit out works) at the Leased Real Properties.

Section 4.13 Employee Benefit Matters

(a)Section 4.13(a) of the Disclosure Schedule lists each material “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other compensation plan, program or Contract that is maintained, sponsored or contributed to by the Acquired Companies for the benefit of their current or former employees and with respect to which the Acquired Companies have any obligation, other than any governmental plan or program to which a Person is required by Law to contribute or which requires mandatory payment of social insurance charges or Taxes or similar contributions to a governmental fund with respect to the wages of an employee (collectively, the “Plans”). Seller has made available to Buyer a true and complete copy of each Plan.
(b)Except as would not be reasonably expected to have a material impact on the Acquired Companies or the Business, each Plan has been operated in compliance with its terms and the requirements of all applicable Laws. Except as set forth in Section 4.13(b) of the Disclosure Schedule, no material Action is pending or, to the Knowledge of Seller, threatened, with respect to any Plan (other than claims for benefits in the Ordinary Course of Business).
(c)Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the United States Internal Revenue Service (the “IRS”), or has pending or has time remaining in which to file an application for such a determination from the IRS.
(d)No Plan is, and the Acquired Companies have no obligation in respect of, a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA.
(e)Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) would, as of the Closing, reasonably be expected to give rise to any “excess parachute payment” under Section 280G of the Code.
(f)All contributions and expenses which under the Pension Scheme have become payable as of the date of this agreement or the Closing, as the case may be, have been duly and punctually paid.
(g)All benefits payable under the Pension Scheme on the death of a member thereof while in employment of Noden DAC (other than a refund of contributions with interest where appropriate) are fully insured under insurance policies with a life assurance carrier in the Republic of Ireland at rates and on other terms typically charged by life assurance carriers in the Republic of Ireland for individuals in good health.
(h)No Actions (other than routine Claims for benefits) have been made or are pending in respect of the Pension Scheme by or against the trustees of the Pension Scheme, or any Acquired Company.
(i)There is no Action about benefits payable under the Pension Scheme and there are no circumstances which could give rise to any such Action under the Pension Scheme.
(j)Each Acquired Company has at all times duly complied with all its obligations under applicable Laws with respect to access to and the operation of the Pension Scheme.

Section 4.14 Labor Matters.

(a)The Acquired Companies are not a party to any collective bargaining agreement with respect to its employees with any labor organization, group or association, nor, to the Knowledge of Seller, have there been any attempts to organize the employees of the Acquired Companies during the two (2)-year period prior to the date of this Agreement. As of the date of this Agreement, there is no labor strike, slowdown or work stoppage pending against the Acquired Companies.
(b)Section 4.14(b) of the Disclosure Schedule sets forth, in respect of each employee and director of Noden DAC, (i) full name, (ii) date of commencement of service, (iii) title, (iv) whether active or on leave, (v) notice requirements for termination, and (vi) all remuneration payable and other benefits and privileges currently or customarily provided (including any severance payments, rights to participate in the Pension Scheme and health insurance benefits) to such Persons.
(c)No gratuitous payment or benefit has been made or promised by the Acquired Companies in connection with the actual or proposed termination or suspension of employment or variation of any employment Contract of any present or former director or employee of Noden DAC.
(d)No Acquired Company is required under applicable Law or has otherwise agreed to make any redundancy payment to any Person.
(e)Section 4.14(e) of the Disclosure Schedule sets forth anonymized details of all workers, consultants, agency workers or other individuals, other than employees (hereinafter referred to as “Workers”) who are providing services to any Acquired Company.
(f)All Workers are engaged by the Acquired Companies as non-employees, whether as independent contractors, agency workers or otherwise and whether through an intermediary company, individually or otherwise, and no former or current Worker has been, is or could be deemed to be employed by an Acquired Company by the applicable Governmental Authority.
(g)No Person has any right to transfer to Noden DAC or any replacement service provider of Noden DAC the employment of any individual as a result of the application of the European Communities (Protection of

Employees on Transfer of Undertakings) Regulations 2003 or any other applicable Law or by virtue of any other Contract.

Section 4.15 Taxes.

Except for the matters disclosed in Section 4.15 of the Disclosure Schedule:

(a)All income and other material Tax Returns required to have been filed by any Acquired Company have been timely filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns are complete and accurate in all material respects. All material Taxes owed by any Acquired Company or for which any Acquired Company may otherwise be liable have been timely paid in full. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)The aggregate amount of the unpaid Tax liabilities of the Acquired Companies for all Pre-Closing Tax Periods will not exceed the aggregate amount of the unpaid Tax liabilities of the Acquired Companies as reflected on the Financial Statements as of the Reference Statement Date (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the Ordinary Course of Business for the period from the Reference Statement Date to and including the Closing Date consistent with the past practice of the Acquired Companies.
(c)Each Acquired Company has withheld and timely paid all material Taxes required to have been withheld and paid by it and all such payments have been properly reported to Governmental Authorities in accordance with applicable Law.
(d)There is no Claim against any Acquired Company for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or to the Knowledge of Seller, threatened with respect to any Taxes or Tax Return of or with respect to any Acquired Company that has not been satisfied by payment, settlement or withdrawal. No audits, assessments or other Actions by a Governmental Authority for or relating to any Liability in respect of Taxes of any Acquired Company are being conducted, pending, or to the Knowledge of Seller, threatened.
(e)No claim has ever been made by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that such entity is or may be subject to taxation in that jurisdiction.
(f)No extension of the statute of limitations in respect of Taxes of any Acquired Company is currently in effect with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.
(g)None of the Assets are subject to any Lien arising in connection with any failure or alleged failure to pay any Tax, other than Permitted Liens.
(h)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date filed or made on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code.
(i)No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(j)No Acquired Company is a party to or bound by any Tax allocation, sharing or indemnity agreements, in each case other than commercial agreements entered into in the Ordinary Course of Business, no significant purpose of which is related to Taxes. No Acquired Company has any liability for the Taxes of any Person (other than Taxes of Seller or its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law), or as a transferee or successor, or by Contract or otherwise, in each case other than pursuant to a commercial agreement entered into in the Ordinary Course of Business, no significant purpose of which is related to Taxes.
(k)No Acquired Company has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011‑4(b) (and all predecessor regulations).
(l)The shares of Noden DAC do not derive, directly or indirectly, their value or the greater part of their value from the assets specified in paragraphs (a) to (c) of Section 980(2) of the Irish Taxes Consolidation Act 1997 (“TCA”) and are not shares to which paragraph (e) of the said Section 980(2) of the TCA applies.

Section 4.16 Certain Contracts.

Section 4.16 of the Disclosure Schedule lists each of the following Contracts, except for POA Contracts and Rebate Contracts, of the Acquired Companies, excluding any Plans (such Contracts being “Material Contracts”):

(a)all collective bargaining Contracts with any labor union or labor organization applicable to employees of the Acquired Companies;
(b)all Contracts relating to Indebtedness;
(c)all Contracts that the Acquired Companies reasonably expect to result in total annual payments to third parties by the Acquired Companies in excess of $20,000 in 2020 or with total aggregate payments in excess of $50,000 during the term of the Contract;
(d)all material Acquired Companies IP Agreements other than click-wrap or shrink-wrap licenses or other licenses for software that are generally commercially available;
(e)all Contracts that (i) limit or purport to limit the ability of any Acquired Company or any of their Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time, (ii) limit or purport to limit the ability of any Acquired Company or any of their Affiliates to hire or solicit any Person, or (iii) contain exclusivity obligations;
(f)any Contract under which any Acquired Company is subject to a “most favored nation,” or similar pricing and delivery arrangements or that have a “cost savings,” minimum volume commitment or any other similar performance or financial goals, or involves the payment by any Acquired Company of amounts that include “take or pay” requirements or output terms or similar pricing or delivery arrangements;
(g)any Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of Seller or the Acquired Companies, as applicable, to own, operate, sell, transfer, pledge or otherwise dispose of any Assets or the Business;
(h)all partnership, joint venture or other similar Contracts relating to any of the Acquired Companies or the Business;
(i)any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Acquired Companies with any other Person;
(j)any Contract granting a power of attorney with respect to the Acquired Companies or the Business that is material to the operation of the Business or ownership of the Assets (“POA Contracts”);
(k)all Contracts or series of related Contracts that relate(s) to the disposition or acquisition of any business, capital stock or assets or properties or any merger or business combination within the past four years, (other than acquisitions or dispositions of supplies, inventory or products in the Ordinary Course of Business);
(l)all Contracts that provide for the settlement of any Action or threatened Action, (i) in each case involving (x) payments or consideration by any Acquired Company in excess of $10,000 or (y) any injunctive or equitable relief, or (ii) with any ongoing Liability of any Acquired Company;
(m)all Contracts with any Governmental Authority or any instrumentality of any such Governmental Authority;
(n)all Contracts with (i) an officer or other employee of any Acquired Company or (ii) a consultant or independent contractor pursuant to which any Acquired Company is or could become obligated to make payments in excess of $3,000;
(o)all Contracts involving a change of control or retention bonus, “stay bonus” or any similar arrangement or providing for the grant or acceleration of any benefit payable to any employee or other individual service provider upon a change of control;
(p)all Contracts providing for payment upon the severance of any employee or other individual service provider;
(q)all Contracts pursuant to which any Acquired Company agrees to provide any rebates or partial refunds to a third party (“Rebate Contracts”);
(r)all Real Property Leases;
(s)any Contract for distribution of Acquired Company Products; and
(t)all Contracts that are required to be listed in Section 4.22 of the Disclosure Schedule.

Seller has delivered to Buyer true, correct and complete copies of all Material Contracts. Except for such exceptions as have not and would not reasonably be expected to have a material impact on the Business, (i) each Material Contract is valid and binding on the Acquired Companies and, to the Knowledge of Seller, the counterparties thereto, and is in full force and effect, (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.04 and Section 4.04 of the Disclosure Schedule are not obtained, each Material Contract shall continue in full force and effect in accordance with its terms without penalty or other adverse consequence, (iii) each of the Acquired Companies, as applicable, and to the Knowledge of Seller, each other party to the applicable Material Contract, has performed, in all material respects, all their respective obligations required to be performed under such Material Contract, (iv) the Acquired Companies, and to the Knowledge of Seller, any of the other parties to the applicable Material Contract, are not and are not reasonably expected to be in material breach of, or material default under, any Material Contract, and (v) neither the Acquired Companies nor any other party to any Material Contract has requested any termination, amendment or modification to, or any waiver or similar treatment under, any Material Contracts.

Section 4.17 Environmental Matters. The Acquired Companies are, and since December 31, 2016 have been, in material compliance with all applicable Environmental, Health and Safety Laws (which compliance includes, but is not limited to, the possession of all Permits and other authorizations required under applicable Environmental, Health and Safety Laws, and compliance with the terms and conditions thereof) and neither Seller nor any of the Acquired Companies has received any written communication, whether from a Governmental Authority or other Person, alleging that the Acquired Companies are not in such compliance, and there are no past or present actions, activities, circumstances, conditions, or incidents that would reasonably be expected to prevent or interfere with such compliance in the future.

(a)The Acquired Companies, the Assets and the Business are not subject to any pending or, to the Knowledge of Seller, threatened Environmental Claim, nor has Seller or any of the Acquired Companies received any written notice of material Liability, violation, noncompliance, enforcement or investigation from any Governmental Authority pursuant to Environmental, Health and Safety Laws that remains pending or unresolved, and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release of, or exposure of any Person to, any Materials of Environmental Concern which could reasonably be expected to give rise to an Environmental Claim or a material Liability with respect to or affecting the Acquired Companies, the Business or, to the Knowledge of Seller, the Assets or any of the properties and assets (whether real, personal or mixed) formerly owned by the Acquired Companies or their predecessors or formerly operated by the Acquired Companies or their predecessors.
(b)Neither Seller nor any of the Acquired Companies has provided an indemnity with respect to, expressly assumed or undertaken any Liability, including any corrective, investigatory or remedial obligation of any other Person relating to any Environmental, Health and Safety Laws.
(c)Neither Seller nor any of the Acquired Companies is required by any Environmental, Health and Safety Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority or other Person, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to alter, modify, renew, change or update any Permit required under applicable Environmental, Health and Safety Laws.

Section 4.18 Regulatory Matters.

(a)Except as would not have a material impact on the Business, (i) the Acquired Companies are, and since December 31, 2016 have been, in compliance with all Healthcare Laws applicable to the Acquired Companies and the Business, (ii) the research, development, design, manufacture and testing of the Acquired Companies Products by or on behalf of the Acquired Companies is being, and since December 31, 2016 have been, conducted in compliance with all applicable Healthcare Laws and (iii) the Acquired Companies are, and since December 31, 2016 have been, in compliance with all registration and listing requirements to the extent required by applicable Healthcare Laws.
(b)Except as would not have a material impact on the Business, each of the Acquired Companies (i) holds, and since December 31, 2016 have held, such Permits necessary or advisable for the design, development, pre-clinical and clinical testing of the Acquired Companies Products in any jurisdictions where it currently conducts such activities with respect to each Acquired Company Product (collectively, the “Acquired Companies Licenses”) and (ii) is, and since December 31, 2016 has been, in compliance with all terms and conditions of any Acquired Company License.

(c)Since December 31, 2016, there have been no adverse regulatory Actions taken (or, to the Knowledge of Seller, threatened) by any Governmental Authority with respect to any of the Acquired Companies Products or any facilities where such Acquired Companies Products are tested.
(d)The Acquired Companies are not, and since December 31, 2016 have not been, the subject of any pending or, to the Knowledge of Seller, threatened investigation regarding the Acquired Companies or the Acquired Companies Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or otherwise. Neither the Acquired Companies, nor, to the Knowledge of Seller, any officer or employee of the Acquired Companies has made an untrue statement of material fact to any Governmental Authority, or failed to disclose a material fact required to be disclosed to any Governmental Authority, that, at the time such disclosure was made, would reasonably be expected to provide a basis for any Governmental Authority to invoke the FDA Fraud Policy or any similar policy in any country. Neither the Acquired Companies nor, to the Knowledge of Seller, any officer or employee of the Acquired Companies, has been convicted of any crime for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. The Acquired Companies have not received any written notice that any of their employees is included on the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the United States Department of Health and Human Services.

Section 4.19 Research, Development, Manufacturing and Marketing Rights.

Except as pursuant to any Material Contract set forth in Section 4.19 of the Disclosure Schedule, the Acquired Companies have not granted rights pursuant to any Contract to conduct research on, develop, manufacture, produce, assemble, license, market, or sell their products (including the Acquired Companies Products) to any other Person and are not prohibited by any Contract entered into by the Acquired Companies from exclusively developing, manufacturing, assembling, distributing, marketing or selling their products (including the Acquired Companies Products). Since December 31, 2016, no product liability claims have been received in writing by the Acquired Companies or Seller with respect to any products of the Acquired Companies (including any Acquired Companies Products) and, to the Knowledge of Seller, no such claims have been threatened. There is no Governmental Order outstanding against the Acquired Companies relating to product liability claims. Since December 31, 2016, the Acquired Companies have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Acquired Company Product.

Section 4.20 Privacy and Data Security.

Seller has provided true and correct copies of all material privacy policies adopted by the Acquired Companies in connection with the Business and currently in effect. The Acquired Companies are in and have been in material compliance with all applicable Privacy Laws since December 31, 2016. No personal information handled by the Acquired Companies has been lost, inappropriately accessed, misappropriated or misused. None of the Acquired Companies has experienced a material breach or lapse in security since December 31, 2016.

Section 4.21 Insurance.

Section 4.21 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies currently maintained in favor of the Acquired Companies, the Business or the Assets (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect and no Acquired Company has received any written notice from any insurer under any Insurance Policy terminating, canceling, revoking or amending any such policy. Each Acquired Company is in material compliance with the terms of all Insurance Policies held by such Acquired Company. All premiums on any Insurance Policies due and payable as of the date hereof have been paid. There is no material claim by any Acquired Company pending under any Insurance Policies as to which coverage has been questioned, denied, or disputed by the issuers or underwriters of such policies. The Insurance Policies are of the type and in amounts adequate to insure against the risks to which the Acquired Companies, the Business and the Assets are normally exposed.

Section 4.22 Related Persons Transactions.

Except as disclosed in Section 4.22 of the Disclosure Schedule, no Related Person of the Acquired Companies or the Seller (a) is a party to any Contract between any of the Acquired Companies (or that otherwise relates to the Business), on the one hand, and such Related Person, on the other hand, (b) has an obligation to any of the Acquired Companies for borrowed money or any accrued interest or prepayment premiums related thereto or (c) holds of record or beneficially owns, directly or indirectly, any securities of any Person that has a has a landlord-tenant, vendor, distributor, customer, service provider, consulting, creditor, supplier, licensee, licensor, competitor, representative or other business relationship with any of the Acquired Companies (or the Business). No Acquired Company has paid any dividend or distribution or made any other payment to any Related Person from and after the Reference Statement Date.

Section 4.23 Inventory.

All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to the extent required by GAAP. All such Inventory is owned by the Acquired Companies free and clear of all Liens (other than Permitted Liens). The quantities of each item of Inventory are consistent in all material respects with the operation of the Business in the Ordinary Course of Business over similar periods in the past and are reasonable in the present circumstances of the Acquired Companies. The balance of active pharmaceutical ingredient aliskiren (API)

(including finished goods) due to be supplied by Novartis as of the date hereof pursuant to the terms of the Novartis Supply Agreement, as amended by the Novartis Letter, is not less than 16.7 tonnes.

Section 4.24 Sufficiency of Assets.

The Assets transferring by virtue of the purchase of the Shares constitute all that is material or necessary to operate the Business in the Ordinary Course of Business. No Acquired Company requires any support services from any Person in order for such Acquired Company to conduct the Business in the Ordinary Course of Business. Each Acquired Company (a) owns good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of its Assets, and (b) is not obligated under any Contract, or subject to any restriction, that presently materially impairs, has materially impaired, or would in the future materially impair each such Acquired Company’s right, title or interest in or to any of its respective Assets. The Acquired Companies do not have any Assets or Liabilities that do not relate to the Business.
Section 4.25 Bank Accounts. Section 4.25 of the Disclosure Schedule sets forth a true, complete and accurate list of the names and locations of all banks and other financial institutions and depositories at which the Acquired Companies maintains accounts of any type (including lock-box accounts) or safe deposit boxes, the account number of each such account, the type of account, the number of each such safe deposit box and the current authorized signatory or signatories on each such account or safe deposit box and the names of all Persons authorized to draw on, or who otherwise have access to, such accounts or such safety deposit boxes.

Section 4.26 Minimum Closing Cash. The Acquired Companies have Cash and Cash Equivalents at least equal to the Minimum Closing Cash.

Section 4.27 Brokers.

Other than Torreya Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquired Companies.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date) the following:

Section 5.01 Organization and Authority of Buyer.

Buyer is a private limited company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary limited company power and authority to enter into this Agreement and the applicable Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the applicable Ancillary Agreements. The execution and delivery of this Agreement and the applicable Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and all applicable Ancillary Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller or the applicable counterparty thereto) this Agreement and the applicable Ancillary Agreements constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

Section 5.02 No Conflict.

Assuming that all consents, approvals, authorizations and other actions described in Section 5.03 have been obtained and all filings and notifications described therein made, the execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by Buyer do not and will not (a) violate, conflict with or result in the breach of the Organizational Documents of Buyer, (b) conflict with or violate any Law or Governmental Order applicable to Buyer or its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, lease, sublease, license, permit, franchise or other Contract to which Buyer is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the applicable Ancillary Agreements.

Section 5.03 Governmental Consents and Approvals.

The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by Buyer do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described in Section 5.03 of the Disclosure Schedule.

Section 5.04 Investment Purpose.

Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.05 Sufficient Funds.

At the Closing, Buyer will have sufficient cash, available lines of credit or other sources of funds immediately available to it, without requiring the prior consent, approval or other discretionary action of any third party, to consummate the transactions contemplated hereby, including the payment of: (i) the Purchase Price required under Section 2.05(a), and (ii) all fees and expenses to be paid by Buyer in connection with the transactions contemplated hereby (collectively, the “Transaction Payments”). Buyer has delivered to Seller a true and complete copy of: (i) an executed Senior Facilities Agreement, dated as of the date hereof and attached hereto as Exhibit E (as in effect on the date hereof, the “Senior Facilities Agreement”), from Metric MTS III Sàrl, a limited liability company (société à responsabilité limitée) incorporated in Luxembourg with registered number B244305 (the “Lender”) pursuant to which, upon the terms and subject to the conditions set forth therein, the Lender has committed to lend the amounts set forth therein (the “Debt Financing”) and (ii) an executed equity commitment letter, dated as of the date hereof and attached hereto as Exhibit F (the “Equity Commitment Letter” and, together with the Senior Facilities Agreement, the “Commitment Letters”), from the Investor pursuant to which, upon the terms and subject to the conditions set forth therein, the Investor has committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Commitment Letters are in full force and effect and have not been withdrawn, rescinded or terminated, or otherwise amended, supplemented or modified in any respect. The Commitment Letters, in the forms so delivered, are legal, valid, binding and enforceable obligations of Buyer and the Investor and the Lender, as applicable (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Buyer expressly acknowledges that Buyer’s ability to obtain financing (including the Financing) is not a condition to the obligations of Buyer hereunder. Neither Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Transaction Payments or transactions contemplated by this Agreement, other than as set forth in the Commitment Letters and the fee letters related thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer or the Investor or Lender, as applicable, under any of the Commitment Letters. Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letters. The proceeds of the Financing will be sufficient to consummate the transactions contemplated hereby, including the making of all Transaction Payments. Buyer has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than the Financing Conditions. The only conditions precedent or other contingencies relating to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the Financing Conditions contained in the Senior Facilities Agreement. Buyer has no reason to believe that (i) any of the Financing

Conditions will not be satisfied or (ii) the Financing will not be made available to Buyer on the Closing Date.

Section 5.06 Limited Guarantee. Concurrently with the execution of this Agreement, Buyer has delivered to Seller the Limited Guarantee of the Investor, dated as of the date hereof, in favor of Seller. The Limited Guarantee is in full force and effect and is a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default on the part of the Investor under the Limited Guarantee.

Section 5.07 Litigation.

No Action by or against Buyer is pending or, to the best of Buyer’s knowledge, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 5.08 Qualification.

Buyer is legally, financially and otherwise qualified to acquire the Shares and to own the Acquired Companies and to control and operate the Business, and there are no facts that would, under existing Laws, disqualify Buyer as the transferee of the Shares.

Section 5.09 Brokers.

Except for Alvarium Capital Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.10 Independent Investigation.

Buyer acknowledges that it has conducted its own independent investigation, review and analysis of the business, operations, Assets, Liabilities, results of operations, financial condition, and prospects of the Business, which investigation, review and analysis was done by Buyer and its Affiliates and representatives. Buyer has had an opportunity to discuss the Business, management, operations and finances of the Acquired Companies with its officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Acquired Companies. In making its decision to execute and deliver this Agreement, and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the specific representations and warranties of Seller and the Acquired Companies set forth in Article III and Article IV, the Disclosure Schedules and the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, the Acquired Companies or their respective representatives. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, other than as set forth in Article III and Article IV, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or future profitability of the Acquired Companies.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.01 Conduct of Business Prior to the Closing.

Seller covenants and agrees that, except as described in Section 6.01 of the Disclosure Schedule or as otherwise expressly required or expressly permitted by this Agreement between the date hereof and the earlier of the Closing or the termination of this Agreement pursuant to Article X, Seller shall use its reasonable best efforts to cause the Acquired Companies to (a) conduct the Business in the Ordinary Course of Business in all material respects and (b) preserve intact in all material respects the material relationships and Assets of the Business. Except as described in Section 6.01 of the Disclosure Schedule, Seller covenants and agrees that, between the date hereof and the earlier of the Closing or the termination of this Agreement pursuant to Article X, without the prior written consent of Buyer, Seller shall use its reasonable best efforts to cause the Acquired Companies to not:

(a)authorize for issuance, issue, sell, transfer, assign, repurchase, redeem or otherwise reacquire (i) any equity securities of the Acquired Companies or any equity securities convertible thereto or any right to acquire any equity securities of the Acquired Companies, including any options, warrants, rights of conversion or other rights, agreements or commitments obligating the Acquired Companies to issue, deliver, sell, transfer, repurchase or redeem any capital stock or issued shares of the Acquired Companies;
(b)amend or restate its Organizational Documents;
(c)(i) enter into, adopt, amend or terminate in a material respect any Plan, (ii) grant, amend or terminate any awards thereunder, or (iii) fund any payments or benefits that are payable or to be provided under any Plan, except (x) as required by Law or the terms of the applicable Plan existing on the date of this Agreement; or (y) pursuant to any agreements existing on the date of this Agreement;
(d)change any method of accounting or accounting practice or policy used by it, other than such changes required by GAAP;
(e)except in the Ordinary Course of Business, incur any Indebtedness for borrowed money or create any Lien on any Asset (whether tangible or intangible) of the Acquired Companies, other than (i) Permitted Liens, (ii) and (ii) Liens with respect to an existing line of credit held by the Acquired Companies as of the date hereof to the extent included in the calculation of Closing Indebtedness and fully paid off and discharged on or prior to Closing;
(f)sell, assign, transfer, lease, license or otherwise dispose of any of the material Assets of the Acquired Companies except for sale of Inventory in the Ordinary Course of Business;

(g)acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;
(h)enter into any Contract that if entered into prior to the date hereof, would be deemed a Material Contract or modify, amend, violate, supplement, in any material respect, or extend, renew, transfer or terminate any Material Contract or waive, release or assign any rights or claims thereto or thereunder;
(i)waive, release, assign, settle or compromise any material Action;
(j)settle or compromise any material Tax Contest, consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or make, change or revoke any material Tax election;
(k) (i) materially increase the compensation or benefits of any employee or other individual service provider, (ii) accelerate the vesting or payment of any compensation or benefits of any employee or other individual service provider, (iii) terminate without “cause” any employee or other individual service provider, (iv) hire or engage any new employee or other individual service provider, or (v) made any loan to any employee or other current or former individual service provider (other than advancement of expenses in the Ordinary Course of Business);
(l)enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization or any material employment, retention or change in control Contract with any employee that is not terminable at will; or
(m)agree to take any of the actions specified in Section 6.01(a) through Section 6.01(l).

Section 6.02 Access to Information.

(a)From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article X, upon advance reasonable notice, Seller and its officers, directors, employees, agents, representatives, accountants and counsel shall afford Buyer and its authorized representatives reasonable access to the offices, properties, employees and books and records of the Acquired Companies; provided, however, that any such access shall be conducted during normal business hours, under the supervision of the Acquired Companies’ personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Acquired Companies and Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole and absolute discretion, (i) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege, or (iii) contravene any applicable Law (including, but not limited to, any Antitrust Laws), fiduciary duty or agreement; provided, however, that Seller shall provide prompt notice of such access restriction to Buyer and shall use its commercially reasonable efforts to communicate the applicable information in a way that would not jeopardize any attorney-client or other legal privilege or contravene any applicable Law, whether through establishment of a “clean room” or otherwise.
(b)Nothing provided to Buyer pursuant to Section 6.02(a) shall in any way amend or diminish Buyer’s obligations under the non-disclosure agreement between Seller and Buyer dated as of March 31, 2020 (the “Non-Disclosure Agreement”). Buyer acknowledges and agrees that any information provided to Buyer pursuant to Section 6.02(a) or otherwise by Seller, the Acquired Companies or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Non-Disclosure Agreement. The terms of the Non-Disclosure Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Non-Disclosure Agreement and the obligations of Buyer under this Section 6.02(b) shall terminate; provided, however, that the Non-Disclosure Agreement shall terminate only in respect of that portion of the information furnished to Buyer relating to the Acquired Companies. If this Agreement is, for any reason, terminated prior to the Closing, the Non-Disclosure Agreement shall nonetheless continue in full force and effect.
(c)Without limiting the obligations of Seller set forth in Section 6.02(a) and Section 6.02(b) above, from and after the date hereof, Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to grant Buyer and its advisors and its potential providers of Debt Financing (and their respective advisors) customary assistance and cooperation that is reasonably requested by Buyer in connection with its Debt Financing including by providing Buyer and potential providers of the Debt Financing with such documents and information as is reasonably requested by Buyer and its potential providers of Debt Financing to conduct any know-your client process reasonably required in respect of the Acquired Companies; and facilitating the structuring and preparation of a collateral package in connection with the Debt Financing.

Section 6.03 [Reserved.]

Section 6.04 Notifications.

From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article X, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

Section 6.05 Contact with Clients and Suppliers.

Prior to the Closing, Buyer and Buyer’s representatives will contact and communicate with the employees, clients, suppliers and other business relations of Seller and the Acquired Companies in connection with the transactions contemplated hereby only with the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed.

Section 6.06 Intercompany Debt, Contracts and Accounts.

(a)Immediately prior to the Closing, Seller shall, and shall cause its subsidiaries to, (i) terminate, effective as of the Closing Date, all Contracts between Seller or any of its subsidiaries (other than the Acquired Companies), on the one hand, and any Acquired Companies, on the other hand, and (ii) cause each of the Acquired Companies to be released from all covenants, agreements, claims and liabilities under any such Contracts.
(b)All intercompany receivables, payables and loans between Seller or any of its subsidiaries (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, (“Intercompany Amounts”) that are expressly contemplated as being capitalized in accordance with the Intercompany Recapitalization, details of which are set forth in Schedule C, prior to Closing, shall be fully released and discharged with no obligations or liabilities with respect thereto surviving the Closing. Any Intercompany Amounts not capitalized in accordance with the Intercompany Recapitalization shall be treated as Indebtedness, including the Noden USA Payable.

Section 6.07 Financing.

Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Financing as promptly as practicable following the date of this Agreement and to consummate the Financing on the Closing Date. Such actions shall include, but not be limited to, the following: (i) maintaining in effect the Commitment Letters, (ii) causing the Equity Financing to be consummated upon satisfaction of the applicable Financing Conditions, (iii) satisfying on a timely basis all Financing Conditions, (iv) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Senior Facilities Agreement or on such other terms acceptable to Buyer and its financings sources, and (v) drawing the full amount of the Financing, in the event that the conditions set forth in Section 7.02 and the Financing Conditions have been satisfied or, upon funding would be satisfied. Buyer shall give Seller prompt notice of any breach or threated or anticipated breach by any party to the Debt Financing Document of which Buyer or its Affiliates becomes aware. Without limiting Buyer’s other obligations under this Section 6.07, if a Financing Failure Event occurs Buyer shall (a) immediately notify Seller of such Financing Failure Event and the reasons therefore, (b) use commercially reasonable efforts to obtain alternative financing from alternative financing sources (on terms as favorable to Buyer as are reasonably available at such time), in an amount sufficient to make the Transaction Payments and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (c) obtain, and when obtained, provide the Seller with a copy of, a new financing commitment, provided that such replacement financing commitments shall not have any terms or conditions which are more onerous on Buyer than those contained in the Debt Financing

Documents and which would reasonably be expected to restrict, prevent or delay Buyer’s ability to perform its payment obligations contemplated by this Agreement. Neither Buyer nor any of its Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters or any Debt Financing Document (except for substitutions and replacements pursuant to, and subject to the limitations set forth in, the immediately preceding sentence) if it would adversely affect the availability of (or conditions to) funding thereunder or Buyer’s ability to pay the Purchase Price or meet its obligations under this Agreement. Buyer shall not consent to any assignment of rights or obligations under the Senior Facilities Agreement without the prior written approval of Seller, such approval not to be unreasonably withheld, delayed or conditioned. Buyer shall consult with and keep Seller informed in reasonable detail of the status of its efforts to arrange the Financing. Upon the reasonable request of Seller, Buyer will confirm (x) with its financing sources their intent and ability to perform, and the availability of the Financing, under the Commitment Letters, subject only to satisfaction or waiver of the Financing Conditions, and (y) that neither it nor its financing sources are aware of any event or condition that could reasonably be expected to result in the failure of a Financing Condition.

Section 6.08 Post-Closing Access to Information.

For a period of three (3) years after the Closing Date, upon advance reasonable notice, Buyer shall, and shall cause its officers, directors, employees, agents, representatives, accountants and counsel to, afford Seller and its authorized representatives reasonable access to the books and records (including applicable electronic copies) of the Acquired Companies, at Seller’s sole expense, for the purpose of assisting Seller with its financial reporting obligations under the rules of the Securities and Exchange Commission and its preparation of any Tax Returns; provided, however, that any such access shall be conducted during normal business hours, under the supervision of the Acquired Companies’ personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Acquired Companies and Buyer shall not be required to disclose any information to Seller if such disclosure would (i) contravene any applicable Law (including, but not limited to, any Antitrust Laws), (ii) be a breach of any fiduciary duty or agreement, or (iii) jeopardize any attorney-client or other legal privilege; provided, however, that Buyer shall provide prompt notice of such access restriction to Seller and shall use its commercially reasonable efforts to communicate the applicable information in a way that would not contravene any applicable Law, breach any fiduciary duty or agreement or jeopardize any attorney-client or other legal privilege, whether through establishment of a “clean room” or otherwise. Notwithstanding anything to the contrary in this Section 6.08, no such access or disclosure of any information shall be required for a purpose related to an Action or a potential Action against Buyer, the Acquired Companies or any of their respective Affiliates or as long as there is any Action pending between the parties to this Agreement or any of their respective Affiliates.

Section 6.09 Lease Guarantees.

Prior to the Closing and after the Closing, Buyer shall use commercially reasonable efforts to assist Seller in removing the Seller Lease Guarantees in the event that the Irish Landlord disputes the Irish Buyer Lease Guarantees, it being understood that such efforts shall not require Buyer to incur any out-of-pocket expenses or pay additional amounts to the Irish Landlord.

Section 6.10 Disclaimer.

BUYER AND SELLER AGREE THAT (A) EXCEPT AS SET FORTH IN ARTICLE III AND ARTICLE IV NONE OF THE ACQUIRED COMPANIES, SELLER, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE ACQUIRED COMPANIES, THE SHARES, THE ASSETS OR THE BUSINESS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE ACQUIRED COMPANIES OR THE BUSINESS AFTER THE CLOSING, AND (B) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF SELLER SET FORTH IN ARTICLE IX, OR EXCEPT FOR FRAUD, NONE OF SELLER, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO BUYER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, ITS AFFILIATES OR REPRESENTATIVES OF, OR BUYER’S USE OF, ANY INFORMATION RELATING TO THE ACQUIRED COMPANIES, THE BUSINESS OR THE ASSETS AND ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO BUYER, WHETHER ORALLY OR IN WRITING, IN ANY “DATA ROOM” (INCLUDING ANY “VIRTUAL DATA ROOM”), MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF BUYER OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD, ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED BY THE ACQUIRED COMPANIES AND SELLER.

Section 6.11 Further Action.

The parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 6.12 Non Solicitation; Non-Competition.

(a)Seller agrees that, from the date hereof through the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall direct its directors, officers, employees, investment bankers, attorneys, accountants, advisors and other representatives (collectively, “Seller Representatives”)

not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal; (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Acquired Companies or the Business or Assets in connection with, or have any discussions (other than to state that they are not permitted to have discussions and to refer to this Agreement) with any Person relating to, or that is reasonably likely to lead to, an Alternative Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal; (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or (v) resolve to propose or agree to do any of the foregoing. Seller shall immediately cease all discussions with respect to any Alternative Proposal upon execution of this Agreement, shut down any data room access to any Person other than Buyer and its Affiliates and require that any Person other than Buyer and its Affiliates who has received any non-public information or data relating to the Acquired Companies or the Business or Assets in connection with an Alternative Proposal immediately returns or destroys such information. Any violation of the provisions of this Section 6.12 by Seller Representatives shall constitute a breach of this Agreement by Seller.
(b)Following the Closing, for a period of three (3) years, Seller shall not, and shall cause its Affiliates (other than the Acquired Companies) not to, in the Restricted Territory, directly or indirectly engage in the development, commercialization, manufacture, in-license, marketing or sale of any products substantially similar to the Acquired Companies Products (the “Restricted Activity”) or facilitate any Restricted Activity. For purposes of Section 6.12, the “Restricted Territory” means all territories in which the Acquired Companies conduct, or have made an investment with a view to conduct, the Business as of the date of this Agreement. In addition to the foregoing obligations, for a period of two (2) years following the Closing, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, hire or attempt to hire, solicit, induce, recruit or knowingly encourage any employee of the Acquired Companies, Seller or their respective Affiliates (collectively, “Buyer Employees”) to terminate his or her employment relationship with Buyer or its Affiliates (including the Acquired Companies) in order to work for any other Person or otherwise; provided, however, the foregoing obligation shall not include a general solicitation through public advertisement that is not targeted at any Buyer Employee provided that the hiring of any Buyer Employee as a result of such general solicitation shall be prohibited.
Section 6.13 Confidentiality. All confidential information relating to Acquired Companies, the Business or Assets of which Seller or any of its Affiliates (other than the Acquired Companies)

are aware as a result of their ownership of, employment or other involvement with Acquired Companies before or after Closing shall be treated as the sole property of Buyer, and Seller shall keep confidential all of such information. Seller and Buyer agree to maintain, and to cause their respective Affiliates and representatives to maintain, the confidentiality of the terms and conditions of this Agreement and the Ancillary Agreements except to the extent disclosed in any press release permitted by Section 11.03. The provisions of this Section 6.13 shall not apply to particular conditions or terms of the above referenced documents (i) if the party seeking to make such disclosure shall have obtained the prior written consent of the other party to the disclosure of such conditions or terms, (ii) that are required to be disclosed during the course of any proceedings which may be brought by either party related to the provisions of any of the above referenced documents, (iii) that are or become generally available to the public other than as a result of actions taken by the party seeking to make such disclosure or its representatives, or (iv) that are required to be disclosed pursuant to and in accordance with any Law applicable to the party seeking to make such disclosure. Notwithstanding the foregoing, if a party is requested or required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the above-referenced documents or information, such party will, to the extent legally permissible, promptly notify the other party of such request so that such other party may seek an appropriate protective order, at its sole expense, or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is nonetheless, in the opinion of its counsel, under an obligation to disclose any terms or conditions of the above-referenced documents or any confidential information to any Governmental Authority or else stand liable for contempt or suffer other censure or penalty, such party may disclose such information to such Governmental Authority without liability hereunder.

Section 6.14 Release of Claims. Effective as of the Closing, Seller, on behalf of itself and each of its Related Persons hereby releases and forever discharges Buyer, each Acquired Company, and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, directors, officers, key employees, legal advisors, accountants and other agents and advisors, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Claims that Seller or any Related Persons now have, have ever had or may hereafter have against the respective Releasees and from any and all obligations, contracts, debts, liabilities and obligations (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that any Releasee now has, has ever had or may hereafter have in favor of Seller or any of the Related Persons, in each case to the extent arising out of or relating to Seller’s ownership and operation of the Acquired Companies, the Business or the Assets, in each case, arising contemporaneously with or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing Date, including any rights to indemnification or reimbursement from any Acquired Company, whether pursuant to their respective Organizational Documents, Contracts or otherwise and whether or not relating to Claims pending on, or asserted after, the Closing Date (in each case other than any obligations of Buyer arising under this Agreement or any Ancillary Agreements) (collectively, the “Released Claims”). Seller hereby irrevocably covenants to (and to cause its Related Persons to) refrain from, directly or indirectly, asserting any Claim or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee, based upon any Released Claim. Notwithstanding anything to the contrary in this Section 6.14, the Released Claims shall not include, and the foregoing release and discharge shall not apply to (i) any rights or Claims of Seller and any Related Persons under this Agreement or any Ancillary Agreement, and (ii) any Claims under and arising out of any Contract entered into between Seller or any Related Person and any Releasee at or after the Closing, subject to the terms and conditions thereof.

Section 6.15 Post-Closing Obligation of Buyer. Buyer shall take, or cause to be taken, all appropriate action to cause the Summary Approval Procedure to be undertaken by the Board of Directors of Noden DAC prior to the taking of any actions by any party hereto pursuant to or as contemplated by this Agreement which shall, or may, constitute unlawful financial assistance for the purposes of Section 82 of the Companies Act, and all of the parties hereto acknowledge and agree that any such actions shall not be performed until such Section 82 Requirements have been met and the Summary Approval Procedure has been undertaken.

Section 6.16 Minimum Closing Cash. Seller shall take all actions necessary in order for the Acquired Companies to have Cash and Cash Equivalents at least equal to the Minimum Closing Cash at Closing.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)Representations, Warranties and Covenants. (i) The representations and warranties of Buyer contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing, and (B) that are qualified as to “materiality” shall be true and correct in all respects as of the Closing, except to the extent such representations and warranties referred to in the preceding clauses (A) and (B) are made as of a date other than the date hereof, in which case such representations and warranties shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects;
(b)No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; and
(c)Novartis Letter. The Novartis Letter shall not have been rescinded or revoked and there shall not have otherwise been any Material Amendment.

Section 7.02 Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)Representations, Warranties and Covenants. (i) The Fundamental Representations and the representation and warranty set forth in Section 4.26 shall be true and correct in all respects without giving effect to materiality or Material Adverse Effect qualifications contained therein, other than de minimis and non-substantive exceptions or inaccuracies with respect to the first, third and fourth sentences of Section 4.01(a), the last sentence of Section 4.01(i), and Section 4.26 (for purposes of Section 4.26, “de minimis and non-substantive” means $50,000) (ii) other representations and warranties of Seller contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing, and (B) that are qualified as to “materiality” shall be true and correct in all respects as of the Closing, except to the extent such representations and warranties referred to in the preceding clauses (A) and (B) are made as of a date other than the date hereof, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (iii) the covenants and agreements contained in this Agreement to be complied with by Seller at or before the Closing shall have been complied with in all material respects;
(b)No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;
(c)Novartis Letter. The Novartis Letter shall not have been rescinded or revoked and there shall not have otherwise been any Material Amendment; and
(d)No Material Adverse Effect. Since the date hereof there shall not have occurred a Material Adverse Effect.

ARTICLE VIII.

TAX MATTERS

Section 8.01 Tax Returns.

(a)Buyer shall prepare (or cause to be prepared) in a manner consistent with past practices and file (or cause to be filed) all Separate Acquired Company Tax Returns for all Pre-Closing Tax Periods that are filed after the Closing Date. Buyer shall pay or cause to be paid all Taxes due with respect to such Tax Returns. Prior to the filing of any such income Tax Return, Buyer shall deliver (or cause to be delivered) a draft of such income Tax Return to Seller at least twenty (20) days prior to the date such income Tax Return is to be filed and shall consider in good faith any comments provided by Seller on such income Tax Return.
(b)Neither Buyer nor any of its Affiliates (including after Closing, the Acquired Companies) shall (i) make any Tax election (including, but not limited to, pursuant to U.S. Treasury Regulations Section 301.7701-3 or any similar provisions of state, local or non-U.S. Law), other than the Section 338(h)(10) Election, with respect to an Acquired Company for any Pre-Closing Tax Period or (ii) take any other action that could reasonably be expected to increase any Tax liability or reduce any Tax benefit of Seller or any of its Affiliates, other than the Acquired Companies, in respect of any Pre-Closing Tax Period, without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall, at the request of Seller, cooperate with Seller to cause Noden Schweiz to elect to be treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes, effective as of a date specified by Seller that is on or prior to the Closing Date, and shall not take any position or make any election or any other action inconsistent with such tax treatment.
(c)Buyer and Seller shall join in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, or foreign Tax Law), with respect to the purchase and sale of the capital stock of Noden USA (the “Section 338(h)(10) Election”). Neither Buyer, the Acquired Companies, Seller nor any of their respective Affiliates shall take any action that could cause the Section 338(h)(10) Election to be invalid and shall take no position contrary thereto unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any state, local or non-U.S. Law. Seller shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable Law and will pay any Taxes attributable to the making of a Section 338(h)(10) Election. No later than thirty (30) days following the Closing Date, Buyer shall prepare IRS Form 8023 and any similar forms necessary to effectuate the Section 338(h)(10) Election under applicable state, local and foreign Tax Laws (collectively, the “Section 338(h)(10) Election Forms”). Seller shall cooperate with Buyer in the preparation of the Section 338(h)(10) Election Forms and Seller shall deliver to Buyer two (2) duly completed and executed copies thereof. Buyer and Seller shall cooperate with each other and take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effectuate and preserve the Section 338(h)(10) Election in accordance with the provisions of U.S. Treasury Regulations Section 1.338(h)(10)-1 and comparable provisions of applicable state, local and non-U.S. Tax Laws.

Section 8.02 Cooperation on Tax Matters.

Buyer, the Acquired Companies and Seller shall cooperate fully, as and to the extent reasonably requested by a party hereto, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.03 Transfer Taxes.

All transfer, stamp, documentary, sales, use, registration, value-added, and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby other than Irish stamp duty imposed on the sale of Noden DAC (“Transfer Taxes”) shall be borne by Seller. All Irish stamp duty imposed on the sale of Noden DAC (“Irish Stamp Taxes”) shall be borne by Buyer. Buyer and Seller shall (and shall cause their Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes or Irish Stamp Taxes, as applicable. Seller and Buyer hereby agree to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which Seller or Buyer, as applicable, is so liable. Buyer shall provide Seller with evidence reasonably satisfactory to Seller that any Irish Stamp Taxes required to be paid by Buyer have been paid and Seller shall provide Buyer with evidence reasonably satisfactory to Buyer that all Transfer Taxes required to be paid by Seller have been paid. Buyer shall pay the Novartis Payment VAT at or promptly following the Closing in accordance with Section 2.02(c). Following the Closing, if either Buyer or any of the Acquired Companies receives any refund or reimbursement from the applicable Governmental Authority for the Novartis Payment VAT, an amount equal to 50% of any such refund or reimbursement amount shall be reimbursed to Seller (not to exceed the amount calculated pursuant to Section 2.05(a)(ii)) within ten (10) Business Days of receipt of such reimbursement, net of 50% of any costs expended by Buyer or any of the Acquired Companies in connection with the collection of such amount. For the avoidance of doubt, to the extent that any amount of Novartis Payment VAT arises or is incurred after the Closing, such amount shall by borne 100% by Buyer with no refund or reimbursement being owed to Seller.

Section 8.04 FIRPTA.

Seller shall deliver to Buyer at the Closing all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

ARTICLE IX.

INDEMNIFICATION

Section 9.01 Indemnification by Seller.

Seller hereby agrees to indemnify Buyer and its Affiliates and each of their respective officers, directors, equityholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of any Losses, in an amount not to exceed the Purchase Price, which such Buyer Indemnified Party may suffer, sustain or become subject to, as a direct result of (the following representations referenced in the below clauses (a) and (b), the “Fundamental Representations”):

(a)The breach or inaccuracy of any representation or warranty of the Seller contained in Section 3.01 (Organization, Authority and Qualification of Seller), Section 3.02 (Ownership of Shares) and Section 3.06 (Brokers);
(b)The breach or inaccuracy of any representation or warranty of the Seller contained in Section 4.01 (Capitalization), Section 4.02 (Organization, Authority and Qualification of the Acquired Companies), and Section 4.27 (Brokers);
(c)Closing Indebtedness and Transaction Expenses, but only to the extent not otherwise included in the Purchase Price adjustments, as finally determined pursuant to Section 2.06(c).
(d)The breach of any of the covenants of Seller under this Agreement.

Section 9.02 Manner of Payment.

Any indemnification payment pursuant to this Article IX shall be effected by wire transfer of immediately available funds to an account designated by Buyer within three (3) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto.
Section 9.03 Procedure to Bring a Claim.

The party seeking indemnification under this Article IX (the “Indemnified Party”) agrees to give prompt notice in writing of such Claim to the party against whom indemnification is being sought (the “Indemnifying Party”). Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party has timely disputed its indemnity obligation for Losses with respect to such Claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 11.12.

Section 9.04 Tax Treatment of Payments.

The parties hereto agree to treat any payments made pursuant to this Article IX as adjustments to the Purchase Price to the extent permitted by applicable Law.

Section 9.05 Exclusive Remedy.

(a)The parties hereto acknowledge and agree that from and after the Closing, except in the case of fraud, the indemnification pursuant to this Article IX and the W&I Policy (if obtained) shall be the sole and exclusive remedy with respect to any and all claims of Buyer Indemnified Parties relating to this Agreement and any Ancillary Agreement and the transactions contemplated hereby and thereby for any Losses (including Losses from claims of breach of contract, warranty, tortious conduct (including negligence) or otherwise, whether predicated on common law, statute, strict liability, or otherwise) that may be suffered, incurred, or subjected to and all such claims shall be pursuant to the W&I Policy (if obtained) and the indemnification provisions set forth in this Article IX.
(b)Each party’s representations, warranties and covenants in this Agreement shall not survive the Closing, provided that, (i) the Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitation, provided that, for the avoidance of doubt and consistent with the preamble to Article III herein, Seller only represents and warrants to Buyer that the Fundamental Representations are true as of the date of this Agreement and as of the Closing Date and not that the Fundamental Representations are true on a continuing basis post-closing, and (ii)(x) the covenants and agreements of Seller which contemplate performance prior to Closing, and (y) the indemnification obligations pursuant to Section 9.01(c) shall survive for a period of twelve (12) months following the Closing, and (iii) the covenants and agreements of Seller which contemplate performance following Closing shall survive in accordance with their specified terms; provided that if notice of an indemnification Claim is delivered prior to the expiration of the applicable survival period, such Claim shall survive following the expiration of such time periods until it is resolved in accordance with Section 9.03.

Section 9.06 Set-off Right. Any amounts finally resolved in favor of a Buyer Indemnified Party in connection with an indemnification Claim brought pursuant to this Article IX in accordance with the procedures set forth in Section 9.03 may be used to offset any amounts payable by Buyer to Seller.

ARTICLE XI.

TERMINATION, AMENDMENT AND WAIVER

Section 11.01 Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)By mutual written consent of Buyer and Seller at any time prior to the Closing.
(b)By written notice of either Buyer or Seller, if the Closing has not occurred on or before the Outside Date, other than as a result of a breach by the party providing notice of any of its representations, warranties, covenants or other agreements under this Agreement that prevents the satisfaction of any of the conditions to the Closing set forth in Article VII.
(c)By either Buyer or Seller, by written notice to the other party if consummation of any of the transactions contemplated hereby is enjoined,

prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.
(d)Prior to the Closing, by written notice to Seller from Buyer if a representation or warranty of the Seller with respect to the Seller or the Acquired Companies shall be untrue in any respect, in either case, such that the condition specified in Section 7.02(a) hereof would not be satisfied at the Closing, (a “Terminating Seller Breach”) except that, if such Terminating Seller Breach is curable by the breaching party through the exercise of its commercially reasonable efforts, then, for a period lasting until the shorter of (i) one Business Day prior to the Outside Date, and (ii) ten (10) Business Days, but only as long as the breaching party continues to use its commercially reasonable efforts to cure such breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured prior to the Seller Cure Period. Notwithstanding anything herein to the contrary, in the event that Seller has not satisfied Section 7.02(a) solely due to not having the Minimum Closing Cash, Seller shall have the opportunity to cure such breach of representation within twenty-four (24) hours of being notified that the conditions set forth in Article VII have otherwise been satisfied.
(e)Prior to the Closing, by written notice from Seller to Buyer if a representation or warranty of Buyer shall be untrue in any respect, in either case, such that the condition specified in Section 7.01(a) hereof would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if such Terminating Buyer Breach is curable by Buyer through the exercise of its commercially reasonable efforts, then, for a period lasting until the shorter of (i) one Business Day prior to the Outside Date, and (ii) ten (10) Business Days, but only as long as Buyer continues to exercise such commercially reasonable efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period.

Section 10.02 Effect of Termination.

In the event of termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or equityholders, other than the Liability of Buyer or Seller, as the case may be, for (i) any Liabilities incurred prior to such termination, and (ii) fraud or any intentional and willful breach of this Agreement occurring prior to such termination (it being understood and expressly agreed that a breach of the provisions of Section 6.12(a) by Seller or any of its Affiliates shall be considered an intentional and willful breach of this Agreement). The provisions of Section 6.02(b) and this Article X shall survive the termination of this Agreement.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01 Expenses.

Except as otherwise specified in this Agreement (including Section 8.03), whether the transactions contemplated by this Agreement are consummated or not, each of Buyer and Seller, respectively, shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. Except as provided in Section 8.03, all governmental fees and charges applicable to any requests for Government Consents, including any filing fees related to any Antitrust Laws and all Irish Stamp Taxes applicable to the transfer of the Shares under this Agreement shall be the sole responsibility of Buyer.

Section 11.02 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) by e-mail (with confirmation of receipt), and (d) if otherwise actually personally delivered, when delivered; provided that such notices, requests, claims, demands and other communications are delivered to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)if to Seller:
PDL Biopharma, Inc.
932 Southwood Boulevard
Incline Village, Nevada 89451

Attention: Chris Stone, Nathan Kryszak
E-mail: Chris.Stone@pdl.com; Nathan.Kryszak@pdl.com

with a copy to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: Michael Treska, Daniel Rees, Brett Urig
E-mail: michael.treska@lw.com; daniel.rees@lw.com; brett.urig@lw.com

(b)if to Buyer:
Bartleby Limited (in the process of changing its name to CAT Capital
Bidco Limited)
1st Floor, 118 Baggot Street Lower,
Saint Peter's, Dublin, Ireland
Attention: Simon Cottle
E-mail: simon@stanley-capital.com

with a copy to:
Willkie Farr & Gallagher LLP
Citypoint, 1 Ropemaker Street
London EC2Y 9AW
Attention: Gavin Gordon
E-mail: ggordon@willkie.com

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Claire James
E-mail: cejames@willkie.com

Section 11.03 Public Announcements.

No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 11.04 Severability.

If any term or other provision of this Agreement is deemed by any court to be violative of Law or public policy and therefore invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 11.05 Entire Agreement.

This Agreement and the Non-Disclosure Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof and thereof.

Section 11.06 Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, assigns, heirs, executors and administrators; provided, however, that neither party to this Agreement may assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other party to this Agreement (which consent may be granted or withheld in such party’s sole discretion). Notwithstanding the foregoing, Buyer may assign by way of security or grant any Lien over its rights and interests under this Agreement to the extent required by any lender or other provider of the Debt Financing (or agent or trustee on behalf of the lenders or other providers of the Debt Financing), in each case without the consent of Seller.

Section 11.07 Amendment.

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each party hereto, or (b) by a waiver in accordance with Section 11.08.

Section 11.08 Waiver.

The parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 11.09 No Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to Indemnified Parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.10 Neutral Construction.

The parties agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Seller and Buyer, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

Section 11.11 Currency.

Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 11.12 Governing Law; Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware federal court; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 11.13 Waiver of Jury Trial.

EACH OF the parties hereto hereby waiveS to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

Section 11.14 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. In particular, the parties acknowledge that the Business, operations and reputations of the Acquired Companies would be irreparably harmed in the event of a breach and recognize and affirm that in the event either party breaches this Agreement money damages would be inadequate and the other party would have no adequate remedy at law, so that the non-breaching parties shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the breaching party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or the Financing and to enforce specifically the terms and provisions of this Agreement or the Financing shall not be required to provide any bond or other security in connection with any such order or injunction. The election of Seller to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Seller from subsequently seeking to terminate this Agreement and seeking any other form of relief that may be available to Seller under this Agreement, the Limited Guarantee or the Equity Commitment Letter; provided, however, that under no circumstances shall Seller be permitted or entitled to receive or be granted more than one of (x) specific performance of the consummation of the Closing pursuant to this Section 11.14 or (y) damages incurred by Seller.

Section 11.15 No Recourse. Except as otherwise expressly provided in this Agreement or the applicable Ancillary Agreements, this Agreement and the Ancillary Agreements may be enforced, and any Claims or causes of Action for breach of this Agreement or any of the Ancillary Agreements may be made, subject to the limitations set forth in this Agreement or such Ancillary Agreements, as applicable, only against the parties hereto or thereto and no other Person shall have any Liability for any Claim for breach of this Agreement or any of the Ancillary Agreements in respect of any oral or other representations made or alleged to be made in connection herewith or therewith. Except in accordance with the express terms of this Agreement or the applicable Ancillary Agreements, no Person (including the Non-Recourse Parties of Seller or Buyer and the Non-Recourse Parties of such Non-Recourse Parties) other the parties to this Agreement or the applicable Ancillary Agreement shall have any Liability arising under, in connection with or related to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby or for any Claim based on, in respect of, or by reason of this Agreement or any Ancillary Agreement (including the negotiation, execution or performance hereof or thereof) or the transactions contemplated hereby or thereby; and each of Buyer and Seller hereby expressly waives and releases all such Liabilities, Claims and causes of Action against any such Persons (including the Non-Recourse Parties of Seller or Buyer and the Non-Recourse Parties of such Non-Recourse Parties).

Section 11.16 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission or electronic mail in portable document format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.
BUYER:

Bartleby Limited (in the process of changing its name to
CAT Capital Bidco Limited)

By:
Name:
Title:

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.
SELLER:

PDL BioPharma, Inc.

By:
Name:
Title:

ANNEX A

SAMPLE CLOSING STATEMENT

Omitted pursuant to Regulation S-K, Item 601(a)(5)

ANNEX B-1

Deemed Specified Transaction

Omitted pursuant to Regulation S-K, Item 601(A)(5)

ANNEX B-2

Potential Specified Transactions

Omitted pursuant to Regulation S-K, Item 601(a)(5)

SCHEDULE A

ACQUIRED COMPANIES PRODUCTS

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Schedule B

Outstanding Closing Novartis Balance

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Schedule C

Intercompany Recapitalization

Omitted pursuant to Regulation S-K, Item 601(a)(5)